UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MICHAEL KORS HOLDINGS LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICHAEL KORS HOLDINGS LIMITED

John D. Idol

Chairman and Chief Executive Officer

June 17, 2014

Dear Shareholder:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of Michael Kors Holdings Limited, to be held at 1:00 p.m., local time, on July 31, 2014 at Tucker’s Point, the Verdmont Room, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda. Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Notice of 2014 Annual Meeting of Shareholders and Proxy Statement.

Michael Kors delivered another year of exceptional financial performance in Fiscal 2014 with comparable store sales growth of 26.2% and earnings per share growth of 63.5%. Total revenue for Fiscal 2014 increased 51.8% to $3.3 billion and operating income rose to $1.0 billion. We continued to see strength across the business in the last fiscal year with significant revenue growth in each of our retail, wholesale and licensing segments as well as in both our North American and international markets. We believe that our expanding global brand awareness is driving continued strong demand for our luxury products and fueling our growth as a global luxury lifestyle brand. In addition, Michael Kors and his talented design team continue to deliver exceptional products while the distinctive jet-set in-store experience that we offer in both our retail stores and our shop-in-shops continues to resonate well with our customers.

Looking ahead, we remain poised to capitalize on Michael Kors’ distinct position within the global luxury market as we continue to execute our long term growth strategies. Overall, we have great momentum as we head into Fiscal 2015 and remain very excited about our growth prospects for next year and beyond.

Thank you for your continued support. We look forward to seeing you at our 2014 Annual Meeting of Shareholders.

Sincerely,

John D. Idol
Chairman and Chief Executive Officer

c/o MICHAEL KORS LIMITED

UNIT 1902, 19/F, TOWER 6, THE GATEWAY, HARBOUR CITY

TSIM SHA TSUI, KOWLOON, HONG KONG

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

Notice is hereby given that the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of Michael Kors Holdings Limited, a British Virgin Islands corporation (the “Company”), will be held at Tucker’s Point, the Verdmont Room, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda, on July 31, 2014, at 1:00 p.m., local time, for the following purposes:

1.	To elect three Class III directors for a three-year term and until the election and qualification of their respective successors in office;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 28, 2015;

3.	To hold a non-binding advisory vote on executive compensation (“say on pay”); and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on June 3, 2014 as the record date for the Annual Meeting (the “Record Date”), and only holders of record of ordinary shares at such time will be entitled to notice of or to vote at the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement for the Annual Meeting. On or about June 17, 2014, we intend to mail to our shareholders of record as of the Record Date a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the Proxy Statement and the Annual Report for the fiscal year ended March 29, 2014 (the “2014 Annual Report”). The Notice also provides instructions on how to vote online and includes instructions on how to receive a paper copy of the proxy materials by mail.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to be Held on July 31, 2014

The Notice, Proxy Statement and the 2014 Annual Report are available at www.proxyvote.com.

YOUR VOTE IS IMPORANT

Based on current New York Stock Exchange rules your broker will NOT be able to vote your ordinary shares with respect to the election of directors (Proposal No. 1) or the say on pay vote (Proposal No. 3) if you have not provided instructions to your broker. We strongly encourage you to provide instructions to your broker to vote your ordinary shares and exercise your right as a shareholder.

If you are a shareholder of record as of the Record Date, you will be admitted to the meeting upon presenting a form of photo identification. If you own ordinary shares beneficially through a bank, broker or otherwise, you will be admitted to the meeting upon presenting a form of photo identification and proof of share ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of share ownership for this purpose.

Regardless of whether or not you plan to attend the Annual Meeting, please follow the instructions you received to authorize a proxy to vote your ordinary shares as soon as possible to ensure that your ordinary shares are represented at the Annual Meeting. Any shareholder that decides to attend the Annual Meeting in person may, if so desired, revoke the prior proxy by voting their ordinary shares at the Annual Meeting.

By Order of the Board of Directors,

Lee S. Sporn
Senior Vice President of Business
Affairs, General Counsel & Secretary

Tsim Sha Tsui, Kowloon, Hong Kong

June 17, 2014

MICHAEL KORS HOLDINGS LIMITED

PROXY STATEMENT

2014 ANNUAL MEETING OF SHAREHOLDERS

Thursday, July 31, 2014

GENERAL INFORMATION

This Proxy Statement is being provided to solicit proxies on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Michael Kors Holdings Limited (the “Company,” “Michael Kors,” “we” or “us”) for use at the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, July 31, 2014, at 1:00 p.m., local time, at Tucker’s Point, the Verdmont Room, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda, and any adjournment or postponement thereof. We expect to first make this Proxy Statement available, together with our Annual Report for the fiscal year ended March 29, 2014 (the “2014 Annual Report”), to shareholders on or about June 17, 2014.

Internet Availability of Annual Meeting Materials

We have elected to provide access to our proxy materials over the Internet in accordance with the rules adopted by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record as of the close of business on June 3, 2014 (the “Record Date”). All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice. This permits us to conserve natural resources and reduces our printing costs, while giving shareholders a convenient and efficient way to access our proxy materials and vote their ordinary shares.

We intend to mail the Notice on or about June 17, 2014 to all shareholders of record entitled to vote at the Annual Meeting. On that same date, we will also mail a printed copy of this Proxy Statement, our 2014 Annual Report and form of proxy to certain shareholders who had previously requested printed copies.

Who May Vote

Only holders of record of our ordinary shares at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 204,652,606 ordinary shares were issued and outstanding. Each ordinary share is entitled to one vote at the Annual Meeting.

What Constitutes a Quorum

Shareholders may not take action at the Annual Meeting unless there is a quorum present at the meeting. A meeting of shareholders is duly constituted, and a quorum

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is present, if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares entitled to vote on resolutions of shareholders to be considered at the meeting. Abstentions and broker non-votes (as described below) will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Broker Non-Votes and Abstentions

Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote their shares. An abstention occurs when a shareholder withholds such shareholder’s vote by checking the “ABSTAIN” box on the proxy card, or similarly elects to abstain via Internet or telephone voting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, including the ratification of the appointment of the independent registered public accounting firm (Proposal No. 2) and are counted as shares entitled to vote on such proposal. Based on current New York Stock Exchange (“NYSE”) rules, your broker will NOT be able to vote your shares with respect to the election of directors (Proposal No. 1) or the say on pay vote (Proposal No. 3) if you have not provided instructions to your broker. In the absence of voting instructions, broker non-votes will not be counted as entitled to vote on Proposals No. 1 and 3 and will not affect the outcome of these matters, assuming a quorum is obtained. We strongly encourage you to provide instructions to your broker to vote your ordinary shares and exercise your right as a shareholder. Abstentions are treated as shares that are entitled to vote and will have the same effect as a vote “AGAINST” a proposal.

Vote Required

Proposal No. 1 (Election of Directors): Under applicable British Virgin Islands law and our Amended and Restated Memorandum and Articles of Association (our “Memorandum”), directors are elected by the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and voted, if a quorum is present. Our Memorandum does not provide for cumulative voting. Under our Corporate Governance Guidelines, a director nominee, running uncontested, who receives more “AGAINST” than “FOR” votes is required to tender his or her resignation for consideration by the Governance and Nominating Committee. See “Corporate Governance—Director Nomination Process and Elections; Board Diversity.”

Proposal No. 2 (Auditor Ratification): The ratification of the appointment of Ernst & Young LLP, our proposed independent registered public accounting firm for the fiscal year ending March 28, 2015 (“Fiscal 2015”), requires the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and are voted, if a quorum is present.

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Proposal No. 3 (Say on Pay): Our Board of Directors is seeking a non-binding advisory vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this Proxy Statement. Under our Memorandum, the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and are voted is required to approve this resolution (assuming a quorum is present). The vote is non-binding and advisory in nature, but our Compensation Committee and our Board will take into account the outcome of the vote when considering future executive compensation arrangements, to the extent they can determine the cause or causes of any significant negative voting results.

Voting Process and Revocation of Proxies

If you are a shareholder of record, there are three ways to vote by proxy:

•

By Internet – You can vote over the Internet at www.proxyvote.com by following the instructions in the Notice or, if you received your proxy materials by mail, by following the instructions on the proxy card. You will need to enter your control number, which is a 12-digit number located in a box on your proxy card that is included with your proxy materials. You can also vote by scanning the QR barcode on the Notice or proxy card. We encourage you to vote by Internet even if you received proxy materials in the mail.

•	By Telephone – You may vote and submit your proxy by calling (800) 690-6903 and providing your control number.

•

By Mail – If you received your proxy materials by mail or if you requested paper copies of the proxy materials, you can vote by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope provided with the proxy materials.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time on July 30, 2014. Submitting your proxy by any of these methods will not affect your ability to attend the Annual Meeting in-person and vote at the Annual Meeting.

If your ordinary shares are held in “street name,” meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you will receive instructions from your bank or brokerage firm. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting will also be offered to shareholders owning shares through certain banks and brokers.

The Company will retain an independent tabulator to receive and tabulate the proxies.

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If you submit proxy voting instructions and direct how your shares will be voted, the individuals named as proxies will vote your shares in the manner you indicate. If you submit proxy voting instructions but do not direct how your shares will be voted, the individuals named as proxies will vote your shares:

“FOR” the election of the three Class III nominees for director (Proposal No. 1);

“FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 28, 2015 (Proposal No. 2); and

“FOR” the compensation of our named executive officers (Proposal No. 3).

It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the individuals named as proxies will vote in accordance with their discretion with respect to such matters.

A shareholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	attending the Annual Meeting and voting in person;

•	voting by Internet or telephone (only the last vote cast by each shareholder of record will be counted), provided that the shareholder does so before 11:59 p.m. Eastern Daylight Time on July 30, 2014;

•

delivering a written notice, at the address given below, bearing a date later than that indicated on the proxy card or the date you voted by Internet or telephone, but prior to the date of the Annual Meeting, stating that the proxy is revoked; or

•	signing and delivering a subsequently dated proxy card prior to the vote at the Annual Meeting.

You should send any written notice or new proxy card to Michael Kors Holdings Limited, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. If you are a registered holder you may request a new proxy card by calling the Company at its principal executive office in Hong Kong at (852) 3928-5563.

Any shareholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the ordinary shares or by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Annual Meeting. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

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Attendance at the Annual Meeting

Only shareholders or their legal proxy holders are invited to attend the Annual Meeting. To be admitted to the Annual Meeting, you will need a form of photo identification (such as a driver’s license or passport), and if you hold your ordinary shares in street name you must also bring valid proof of ownership of your ordinary shares or a valid legal proxy. If you are a shareholder of record, you will be admitted to the meeting only if we are able to verify your shareholder status by checking your name against the list of registered shareholders on the Record Date. If you hold your ordinary shares in street name through a bank or brokerage firm, a brokerage statement reflecting your ownership as of the Record Date or a letter from a bank or broker is sufficient proof of ownership to be admitted to the meeting.

No cameras, recording equipment, electronic devices or large bags, briefcases or packages will be permitted in the Annual Meeting. Attendees may be asked to pass through security prior to entering the Annual Meeting.

The Company encourages members of its Board of Directors to attend the Annual Meeting. Representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm, may also attend the Annual Meeting along with certain members of management of the Company and outside counsel.

Electronic Delivery of Proxy Materials and Annual Report

The Notice and Proxy Statement and the 2014 Annual Report are available at www.proxyvote.com. In the future, instead of receiving copies of the Notice and Proxy Statement and the Annual Report in the mail, shareholders may elect to view the proxy materials for the annual meeting on the Internet or receive proxy materials for the annual meeting by e-mail. The Notice will provide you with instructions regarding how to view our proxy materials over the Internet and how to instruct us to send future proxy materials to you by e-mail. Receiving your proxy materials online permits the Company to conserve natural resources and saves the Company the cost of producing and mailing documents to your home or business, while giving you an automatic link to the proxy voting site. If you are a shareholder of record with ordinary shares registered in your own name, you may enroll in the electronic delivery service by contacting American Stock Transfer & Trust Company, our transfer agent, at (800) 937-5449, or by following the instructions on their website at www.amstock.com. If you hold your shares in street name through a bank or brokerage firm, check the information provided to you by your bank or broker or contact your bank or broker for information on electronic delivery service.

Householding

The SEC permits companies to send a single Notice, and for those shareholders that elect to receive a paper copy of proxy materials in the mail one copy of this Proxy Statement, together with our 2014 Annual Report, to any household at which two or

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more shareholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. If you are a shareholder of record with ordinary shares registered in your own name and you are interested in consenting to the delivery of a single notice or proxy statement and annual report, you may do so by contacting American Stock Transfer & Trust Company, our transfer agent, at (800) 937-5449, or by following the instructions on their website at www.amstock.com. If your family has multiple accounts holding our ordinary shares, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the Notice, the 2014 Annual Report or this Proxy Statement. The broker will arrange for delivery of a separate copy of the Notice, and, if so requested, a separate copy of these proxy materials promptly upon your written or verbal request. You may decide at any time to revoke your decision to receive a single copy of the proxy materials for your household, and thereby receive multiple copies of the proxy materials by contacting our transfer agent, if you are a record holder, or your broker, if you hold your ordinary shares in street name.

Solicitation of Proxies

We will pay the cost of soliciting proxies for the Annual Meeting. We will reimburse brokers, fiduciaries, custodians and other nominees for their costs in forwarding proxy materials to beneficial owners of our ordinary shares. Solicitation may be undertaken by written or electronic mail, telephone, personal contact, facsimile or other similar means by our directors, officers and employees without additional compensation.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

Board Composition

Our Board of Directors consists of nine members. Our Memorandum provides that our Board of Directors must be composed of between one and twelve members. The number of directors is determined from time to time by resolution of directors. John D. Idol serves as the Chairman of our Board of Directors. He has primary responsibility for providing leadership and guidance to our Board and for managing the affairs of our Board. We have appointed Michael Kors as the Honorary Chairman of our Board because he is our founder and the namesake behind our brand. Mr. Kors participates in board meetings and deliberations in his capacity as a director.

Our Board of Directors is divided into three classes. Pursuant to our Memorandum, our directors are appointed at the annual meeting of shareholders for a period of three years, with each director serving until the third annual meeting of shareholders following his or her election. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of shareholders in the year of such expiration. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.

John D. Idol, Silas K.F. Chou and Ann McLaughlin Korologos are Class III directors and their term will expire on the date of the upcoming Annual Meeting. Accordingly, we are nominating Messrs. Idol and Chou and Ms. Korologos for election at the Annual Meeting. If elected, each of them will serve as Class III directors until our annual meeting of shareholders in 2017 and until the election and qualification of their respective successors in office.

The following table lists each of our directors, their respective ages and positions and the class in which they serve as of the date of this Proxy Statement:

Name	Age	Position	Class

Michael Kors	54	Honorary Chairman, Chief Creative Officer and Director	Class II (term expiring at 2016 annual meeting)

John D. Idol	55	Chairman, Chief Executive Officer and Director	Class III (term expiring at 2014 annual meeting; nominated for election)

M. William Benedetto	73	Director	Class I (term expiring at 2015 annual meeting)

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Name	Age	Position	Class

Silas K.F. Chou	67	Director	Class III (term expiring at 2014 annual meeting; nominated for election)

Judy Gibbons	57	Director	Class II (term expiring at 2016 annual meeting)

Ann McLaughlin Korologos	72	Director	Class III (term expiring at 2014 annual meeting; nominated for election)

Stephen F. Reitman	66	Director	Class I (term expiring at 2015 annual meeting)

Lawrence S. Stroll	54	Director	Class II (term expiring at 2016 annual meeting)

Jean Tomlin	59	Director	Class I (term expiring at 2015 annual meeting)

Director Nominees

Class III Director Nominees for Election at the 2014 Annual Meeting

Set forth below is a brief biography of each of our Class III directors being nominated for election at the Annual Meeting:

John D. Idol has been the Chairman of the Board of Directors of the Company since September 2011 and the Chief Executive Officer and a director since December 2003. Previously, from July 2001 until July 2003, Mr. Idol served as Chairman and Chief Executive Officer and a director of Kasper ASL, Ltd., whose lines included the Anne Klein brand. Prior to that, from July 1997 until July 2001, Mr. Idol served as Chief Executive Officer and a director of Donna Karan International Inc. Prior thereto, from 1994 until 1997, Mr. Idol served as Ralph Lauren’s Group President and Chief Operating Officer of Product Licensing, Home Collection and Men’s Collection.

As our Chief Executive Officer for over 10 years, Mr. Idol has intimate knowledge of our business operations and strategy. Mr. Idol also has extensive knowledge of sales and marketing, product development, operations, finance and strategy based on his more than 30 years’ experience in the retail industry. We believe that these factors taken together with Mr. Idol’s prior experience as Chairman and Chief Executive Officer of a public-company make him an invaluable member of our Board of Directors.

Silas K. F. Chou is Co-Chairman of Sportswear Holdings Limited, a global private equity company established in 1989 by Mr. Chou and Mr. Lawrence Stroll. Since its

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founding, Sportswear Holdings has acquired and successfully developed several global lifestyle brands, including Tommy Hilfiger, Pepe Jeans and Michael Kors. Sportswear Holdings’ current holdings include interests in Michael Kors, Michael Kors Far East, Tommy Hilfiger Asia, Karl Lagerfeld, Pepe Jeans and Hackett. Prior to forming Sportswear Holdings, Mr. Chou and Mr. Stroll owned and operated Poloco S.A., the European licensee for Polo Ralph Lauren apparel. Mr. Chou is also Chief Executive Officer of Novel Holdings, a Hong Kong based group that includes South Ocean Knitters, one of the world’s leading textile and apparel manufacturers, as well as a diversified investment business with dedicated investment teams focused on Asian real estate and global private equity, technology and life sciences. Mr. Chou is also Executive Chairman of Iconix China, a joint venture between Iconix Brand Group, Inc. (NYSE: ICON) and Novel Fashion, an affiliate of Mr. Chou, focused on developing Iconix’s portfolio of leading apparel and home goods brands in greater China. Mr. Chou has served as a director of Michael Kors since January 2003 and was its Co-Chairman from January 2003 to September 2011. Prior thereto, Mr. Chou was a director of Tommy Hilfiger Corporation, and he served as its Chairman and then Co-Chairman, from 1989 to 2002.

Mr. Chou has extensive experience in the fashion industry in his capacity as Chief Executive Officer of one of the world’s leading textile and apparel manufacturers as well as extensive experience developing, managing and investing in leading apparel companies. We believe that these experiences, together with his prior public-company board experience, qualify Mr. Chou to serve as a member of our Board of Directors.

Ann McLaughlin Korologos has been a director of the Company since March 2013. She serves as the Chair of our Governance and Nominating Committee and is a member of our Compensation Committee. Ms. Korologos is a former U.S. Secretary of Labor. She is Chairman Emeritus of The Aspen Institute, a nonprofit organization, and previously served as the Chairman of the Board of Trustees of the RAND Corporation from April 2004 to April 2009. Ms. Korologos has significant public company board experience and currently serves as a director of Kellogg Company, Host Hotels & Resorts, Inc., Harman International Industries, Inc. and Vulcan Materials Company.

Ms. Korologos possesses particular knowledge and experience in the areas of international markets, marketing, regulatory and government affairs, policy making and corporate governance. We believe that this knowledge and experience, together with her significant public company board and governance experience, qualifies Ms. Korologos to serve as a member of our Board of Directors.

Our Board of Directors has no reason to believe that any of the nominees listed above would be unable to serve as a director of the Company. If, however, any nominee were to become unable to serve as a director, the proxy holders will have discretionary authority to vote for a substitute nominee.

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Vote Required and Board Recommendation

If a quorum is present, directors are elected by the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and voted. Ordinary shares that constitute broker non-votes are not considered entitled to vote on Proposal No. 1 and will not affect the outcome of this matter, assuming a quorum is obtained. Abstentions will have the same effect as a vote “AGAINST” this proposal.

Our Board of Directors unanimously recommends a vote “FOR” the election of the three Class III director nominees named above. Unless contrary voting instructions are provided, the persons named as proxies will vote “FOR” the election of John D. Idol, Silas K.F. Chou and Ann McLaughlin Korologos to hold office as directors until the 2017 annual meeting of shareholders and until the election and qualification of their respective successors in office.

Continuing Directors

Class I Directors for Election at the 2015 Annual Meeting

M. William Benedetto has been a director of the Company since December 2011. He serves as the Chairman of our Audit Committee and is a member of our Compensation Committee and Governance and Nominating Committee. Mr. Benedetto is a co-founder and chairman emeritus of The Benedetto Gartland Group, a boutique investment bank founded in 1988 that specializes in raising equity capital for private equity firms and providing other investment banking services. From 1983 to 1988, Mr. Benedetto served as executive vice president, director and manager of Dean Witter Reynolds, Inc.’s Investment Banking Division. From 1980 to 1983, Mr. Benedetto served as head of corporate finance for Warburg, Paribas Becker, and previously Mr. Benedetto served as an executive in the financial services industry since 1978. Mr. Benedetto was lead director of Donna Karan International from 1996 to 2001 and chaired its audit and compensation committees. Mr. Benedetto was a member of the board of directors of Georgetown University, as well as the chairman of its board of regents until June 30, 2010, and is currently a director of FidelisCare, a non-for-profit healthcare insurance company.

Mr. Benedetto has a strong financial background and significant experience as an executive in the financial services industry. We believe that these factors along with his prior public-company board experience (including his prior role as audit committee and compensation committee chairman) qualify Mr. Benedetto to serve as a member of our Board of Directors.

Stephen F. Reitman has been a director of the Company since December 2011. He serves as the Chairman of our Compensation Committee and is a member of our Audit Committee. Mr. Reitman has served on the board of directors of Reitmans

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(Canada) Limited, a specialty ladies’ wear retailer based in Canada, since 1984. From 1984 until June 2010, Mr. Reitman served as Executive Vice President and Chief Operating Officer of Reitmans (Canada) Limited, and in June 2010 he was appointed President and Chief Operating Officer. Mr. Reitman also currently serves on the board of directors of Celio International S.A., a privately-held European apparel retailer, and Simone Perele Canada Ltd., a wholly owned subsidiary of Simone Perele S.A.

Mr. Reitman has strong retail operations experience and extensive experience as an executive in the retail industry. We believe that Mr. Reitman’s in-depth knowledge of our industry qualifies him to serve as a member of our Board of Directors.

Jean Tomlin has been a director of the Company since March 2013. She is a member of our Compensation Committee and Governance and Nominating Committee. From 2006 through the end of March 2013, Ms. Tomlin served as Director of Human Resources of the London Organising Committee of the Olympic and Paralympic Games. Previously, she was the Director of Human Resources of Marks & Spencer plc, a major British retailer. Ms. Tomlin also spent 15 years at Prudential plc and nine years at Ford Motor Company in the UK in various human resources management positions. Currently, Ms. Tomlin also serves as a director of J. Sainsbury plc, the UK’s third-largest food retailer and grocery store operator.

Ms. Tomlin has extensive management experience in human resources. We believe that her unique insight into human resources matters will be instrumental as we continue to grow our organization and qualifies Ms. Tomlin to serve as a member of our Board of Directors.

Class II Directors for Election at the 2016 Annual Meeting

Michael Kors is Chief Creative Officer, Honorary Chairman and a director of the Company. Mr. Kors studied fashion design at the Fashion Institute of Technology in Manhattan and in 1981 created what has become an enduring and iconic luxury lifestyle empire with a distinctive point of view and global reach. He held his first runway show in 1984 for the Michael Kors fall collection and he has successfully built our Company into a global luxury lifestyle brand. Mr. Kors has been the recipient of numerous industry awards, including the CFDA Womenswear Designer of the Year in 1999 and Menswear Designer of the Year in 2003. Amongst his other accolades, Mr. Kors has also been awarded The Accessories Council ACE Award for Designer of the Year in 2006 and Fashion Group International’s Star Honoree at its annual Night of Stars Awards in 2009. In 2010, the CFDA acknowledged Mr. Kors with their most prestigious honor, the Lifetime Achievement Award. He also received the Award of Courage from the American Foundation for AIDS Research (amfAR) in 2011. In addition to all of these accomplishments, from 1998 to 2004 Mr. Kors also served as creative director of Celine, the renowned French luxury brand.

Mr. Kors is a renowned, award winning designer and is instrumental in defining our brand and designing our collections. His unique role as our founder, Chief Creative

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Officer and the namesake behind our brand provides our Board of Directors with valuable leadership and insight into our design, marketing and publicity strategy. We believe that these factors taken together with Mr. Kors’ more than 30 years’ experience in the fashion industry make him uniquely qualified to serve as a member of our Board of Directors.

Judy Gibbons has been a director of the Company since November 2012. She serves as a member of our Audit Committee and our Compensation Committee. From 2005 until 2010, Ms. Gibbons was employed by Accel Partners in Europe as a venture partner and board member, focusing primarily on early stage equity investments across mobile applications, digital advertising, e-commerce and social media. Prior to joining Accel Partners, Judy was Corporate Vice President at Microsoft where she spent ten years in international leadership roles in the company’s Internet division. Previously she has held senior positions at Apple Inc. and Hewlett Packard. Ms. Gibbons currently serves as a non- executive director of Hammerson plc and Guardian Media Group plc. She is also a director of Virgin Money Giving, a not-for-profit company within the Virgin Group.

Ms. Gibbons has over 25 years’ experience in software, Internet, digital media, e-commerce and mobile technologies. We believe that her experience as a business leader and her strategic and operational knowledge of digital media, e-commerce and technology is beneficial as we continue to build our brand and qualifies Ms. Gibbons to serve as a member of our Board of Directors.

Lawrence S. Stroll is Co-Chairman of Sportswear Holdings Limited, a global private equity company established in 1989 by Mr. Stroll and Mr. Silas Chou. Since its founding, Sportswear Holdings has acquired and successfully developed several global lifestyle brands, including Tommy Hilfiger, Pepe Jeans and Michael Kors. Sportswear Holdings’ current holdings include interests in Michael Kors, Michael Kors Far East, Tommy Hilfiger Asia, Karl Lagerfeld, Pepe Jeans and Hackett. Prior to forming Sportswear Holdings, Mr. Stroll and Mr. Chou owned and operated Poloco S.A., the European licensee for Polo Ralph Lauren apparel, for which Mr. Stroll served as Chief Executive Officer. From April 2007 until September 2011, Mr. Stroll served as the Co-Chairman of Hackett Ltd. Mr. Stroll has also served as a director of Michael Kors since January 2003 and was its Co-Chairman from January 2003 to September 2011. Prior thereto, Mr. Stroll served as Co-Chairman of Tommy Hilfiger Corporation from 1998 to 2002 and as a director from 1992 to 2002, as well as Chief Executive Officer of Pepe Jeans London Corporation from 1993 to 1998. Mr. Stroll’s legal name is Lawrence S. Strulovitch.

Mr. Stroll has been developing and managing global luxury lifestyle brands for more than 25 years. We believe that his significant experience as an investor and senior executive in the fashion industry, as well as his prior public-company board experience, qualifies Mr. Stroll to serve as a member of our Board of Directors.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are available on the Investor Relations page of our website at www.michaelkors.com and in print to any shareholder who requests a copy from our Corporate Secretary. The Corporate Governance Guidelines set forth our corporate governance principles and reflect the governance rules of NYSE-listed companies. These Corporate Governance Guidelines address, among other governance matters, Board composition and responsibilities, committees, director compensation, Board and committee self-appraisals, CEO compensation and executive succession planning.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees, including our CEO and CFO. A copy of our Code of Business Conduct and Ethics is available on the Investor Relations page of our website at www.michaelkors.com and in print to any shareholder who requests a copy from our Corporate Secretary. Our Code of Business Conduct and Ethics reflects our commitment to a culture of honesty, integrity and accountability and outlines the basic principles and policies with which all directors, officers and employees are expected to comply. We proactively promote ethical behavior and encourage our directors, officers and employees to report violations of the Code of Business Conduct and Ethics, unethical behavior or other concerns either directly or through an anonymous toll-free telephone hotline. We also expect all of our employees (including our executive officers) and our directors to promptly report any potential relationships, actions or transactions, including those involving immediate family members, that reasonably could be expected to give rise to a conflict of interest to their supervisor or the Legal Department. If we amend or waive the Code of Business Conduct and Ethics with respect to any of our directors or our CEO or CFO, we will promptly disclose such amendment or waiver as required by applicable law and the NYSE.

Independence of Board

A majority of our directors and each member of our Audit Committee, Compensation Committee and Governance and Nominating Committee are required to be “independent” within the meaning of the NYSE listing standards and the guidelines for director independence set forth in our Corporate Governance Guidelines. The Governance and Nominating Committee reviews the independence of all members of the Board for purposes of determining which Board members are deemed independent and which are not. The Governance and Nominating Committee and our Board of Directors affirmatively determined that M. William Benedetto, Judy Gibbons, Ann McLaughlin Korologos, Stephen Reitman and Jean Tomlin are each independent.

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Committees of the Board

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. The following table sets forth the members of each committee during Fiscal 2014:

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee
M. William Benedetto	C	X	X
Judy Gibbons	X	X
Ann McLaughlin Korologos		X(1)	C
Stephen Reitman	X	C
Jean Tomlin		X(1)	X

C = Chair

X = Member

(1)   Appointed to the Compensation Committee on January 30, 2014.

Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to (i) the accounting and financial reporting processes of the Company and the related internal controls, including the integrity of the financial statements and other financial information of the Company; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; (iv) the audit of the Company’s financial statements; (v) the performance of the Company’s internal audit function and the independent auditor; and (vi) such other matters mandated by applicable law or NYSE rules.

In carrying out these responsibilities, the Audit Committee, among other things:

•	Selects, determines compensation, evaluates and, where appropriate, replaces the independent auditor;

•	Approves all audit engagement fees and terms and all non-audit engagements with the independent auditor;

•	Evaluates annually the performance of the independent auditor and the lead audit partner;

•	Reviews annual audited and quarterly unaudited financial statements with management and the independent auditor;

•	Reviews reports and recommendations of the independent auditor;

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•

Reviews the scope and plan of work to be done by the internal audit group and annually reviews the performance of the internal audit group and the appointment, replacement and compensation of the person responsible for the Company’s internal audit function;

•	Reviews management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s related attestation;

•	Oversees the Company’s risk assessment and risk management policies, procedures and practices;

•	Establishes procedures for receiving and responding to complaints regarding accounting, internal accounting controls or auditing matters;

•	Reviews, and if appropriate, approves related person transactions; and

•	Evaluates its own performance annually and reports regularly to the Board.

A complete copy of the Audit Committee Charter is available on the Investor Relations page of our website at www.michaelkors.com.

The Board of Directors has determined that each member of the Audit Committee satisfies the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE rules and that each member of the Audit Committee is financially literate. Furthermore, the Board of Directors has determined that Mr. Benedetto qualifies as an “audit committee financial expert” under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002.

Compensation Committee

The Compensation Committee has direct responsibility for the compensation of the Company’s executive officers, including the CEO, and for incentive compensation and equity-based plans.

In carrying out these responsibilities, the Compensation Committee, among other things:

•	Reviews the Company’s compensation strategy to ensure it is appropriate;

•

Reviews and approves the corporate goals and objectives of the Company’s Chief Creative Officer and CEO, evaluates the performance of these executives in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determines and approves their compensation level, perquisites and other benefits based on this evaluation;

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•	Recommends and sets appropriate compensation levels for the Company’s named executive officers;

•	Evaluates the potential risks associated with the Company’s compensation policies and practices;

•	Reviews, evaluates and makes recommendations to the Board with respect to incentive compensation plans, equity-based plans and director compensation;

•	Retains (or terminates) consultants to assist in the evaluation of director and executive officer compensation; and

•	Evaluates its own performance annually and reports regularly to the Board.

A complete copy of the Compensation Committee Charter is available on the Investor Relations page of our website at www.michaelkors.com.

No person who served as a member of our Compensation Committee during Fiscal 2014 has served as one of our officers or employees or has any relationship requiring disclosure under Item 404 of Regulation S-K (“Regulation S-K”) of the Securities Act of 1933, as amended (the “Securities Act”). None of our executive officers serve as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board or our Compensation Committee.

Governance and Nominating Committee

The purpose of the Governance and Nominating Committee is to perform, or assist the Board in performing, the duties of the Board relating to: (i) identification and nomination of directors; (ii) areas of corporate governance; (iii) succession planning for the CEO and other members of senior management; (iv) annual performance evaluations of the Board and the committees of the Board; and (v) the other duties and responsibilities set forth in its charter.

In carrying out these responsibilities, the Governance and Nominating Committee, among other things:

•	Reviews Board and committee composition and size;

•	Identifies candidates qualified to serve as directors;

•	Assists the Board in determining whether individual directors have material relationships with the Company that may interfere with their independence;

•	Establishes procedures for the Governance and Nominating Committee to exercise oversight of the evaluation of senior management;

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•	Reviews and discusses management succession and makes recommendations to the Board with respect to potential successors to the CEO and other members of senior management;

•	Reviews and assesses the adequacy of the Company’s Corporate Governance Guidelines;

•	Reviews policies and practices of the Company and monitors compliance in the areas of corporate governance; and

•	Evaluates its own performance annually and reports regularly to the Board.

A complete copy of the Governance and Nominating Committee Charter is available on the Investor Relations page of our website at www.michaelkors.com.

Board and Committee Meeting Attendance

Our Board of Directors and each of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee held four meetings in Fiscal 2014. During Fiscal 2014, each of our directors attended at least 75% of the total number of meetings of our Board of Directors and all of the committees of our Board of Directors on which such director served during the fiscal year. All of our non-employee directors are invited to attend all committee meetings. The Board of Directors and its committees also act from time to time by written consent in lieu of meetings. Directors are encouraged (but not required) to attend our annual meeting of shareholders. John D. Idol, M. William Benedetto, Judy Gibbons, Lawrence Stroll and Jean Tomlin attended our annual meeting of shareholders held in 2013.

Executive Sessions

Pursuant to our Corporate Governance Guidelines, the Board is required to meet at least quarterly in executive session without management directors or any members of management, whether or not they are directors, present. Each non-management director takes turns serving as the presiding director for the executive session on a rotating basis, except that for each executive session held in Fiscal 2014 M. William Benedetto served as the presiding director.

Director Nomination Process and Elections; Board Diversity

The Governance and Nominating Committee is responsible for, among other things, identifying individuals qualified to become members of the Board in a manner consistent with the criteria approved by the Board. The Corporate Governance Guidelines set forth qualifications and criteria for our directors. The Board of Directors seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. We do not have a formal policy on diversity, but the Governance and Nominating Committee and the Board will assess an individual’s independence, diversity, age, skills and experience in the context of the needs of the Board.

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The Governance and Nominating Committee will consider candidates recommended by our officers and directors, including our Chairman and CEO, employees and others. In addition, the Governance and Nominating Committee may engage third-party search firms to identify qualified director candidates. When identifying and evaluating candidates, the Governance and Nominating Committee determines whether there are any evolving needs of the Board that require an expert in a particular field. The Chair of the Governance and Nominating Committee and some or all of the members of the Board of Directors (including the Chairman and CEO) will interview potential candidates that the Governance and Nominating Committee deems appropriate. The Governance and Nominating Committee will listen to feedback received from those directors that had the opportunity to meet with the potential candidate. If the Governance and Nominating Committee deems appropriate, it will recommend the nomination of the candidate to the full Board for approval.

The Governance and Nominating Committee will also consider candidates proposed by shareholders of the Company and all candidates will be evaluated in the same manner regardless of the source of such nomination so long as shareholder nominations are properly submitted to us. Shareholders wishing to recommend persons for consideration by the Governance and Nominating Committee as nominees for election to the Board must do so in accordance the procedures set forth in “Proposals of Shareholders for the 2015 Annual Meeting” and in compliance with our Memorandum.

In accordance with the Memorandum, directors must be elected by the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the meeting and voted. In the event an incumbent director fails to receive a simple majority of the votes in an uncontested election, such incumbent director is required to tender a resignation letter in accordance with the Company’s Corporate Governance Guidelines. The Governance and Nominating Committee will then make a recommendation to the Board as to whether to accept or reject the resignation or whether such other action should be taken. The Board will act on the resignation, taking into account the Governance and Nominating Committee’s recommendation, and publicly disclose its decision regarding the resignation within 90 days following certification of the election results. The Governance and Nominating Committee, in making its recommendation, may consider any factors and other information that it considers appropriate and relevant, including, without limitation, the stated reasons why shareholders voted “against” such director, the director’s length of service and qualifications, the director’s contributions to the Company, compliance with applicable NYSE rules and listing standards, and the Corporate Governance Guidelines. The incumbent director will remain active and engage in Board activities while the Governance and Nominating Committee and the Board decide whether to accept or reject such resignation or take other action, but the incumbent director will not participate in deliberations by the Governance and Nominating Committee or the Board regarding whether to accept or reject the director’s resignation.

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Board Leadership Structure

John D. Idol, our CEO, has been the Chairman of our Board of Directors since shortly before our initial public offering in December 2011 (the “IPO”). Prior to that, the role of Chairman of the Board of Directors was shared by two directors affiliated with our then largest shareholder. The Board believes that the Company can most effectively execute its business plans and strategy and drive value for shareholders if Mr. Idol, who has intimate knowledge of our business operations and strategy and extensive experience in the retail industry, serves the combined role of Chairman and CEO. A combined Chairman and CEO serves as a bridge between the Board and management and provides our Board and Company with unified leadership. The Board believes that Mr. Idol’s unified leadership enables us to better communicate our vision and strategy clearly and consistently across our organization and to customers and shareholders.

The Board believes that appointing a lead independent director is not necessary because the Board’s size makes interaction among all members relatively easy. Committee chairs provide leadership for matters under the jurisdiction of their respective committees. The independent directors may determine if non-executive leadership is required and, if so, in what form.

Risk Oversight

Our management is responsible for understanding and managing the risks that we face in our business, and the Board of Directors is responsible for overseeing management’s overall approach to risk management. The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks to ensure our risk management policies are consistent with our corporate strategy. The Board regularly reviews the major strategic, operational, financial and legal risks facing the Company as well as potential options for mitigating these risks.

The Board has delegated to its committees responsibilities for elements of the Company’s risk management program that relate specifically to matters within the scope of such committee’s duties and responsibilities. The Audit Committee is responsible for the oversight of accounting, auditing and financial related risks. The Governance and Nominating Committee manages risks associated with the independence of the Board, potential conflicts of interest and succession planning. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Compensation Committee periodically reviews the various design elements of our compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking. See “Compensation Discussion and Analysis– Compensation Committee Risk Assessment.” While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about those risks.

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Communications with the Board and the Audit Committee

Shareholders and interested parties may contact any of the Company’s directors, including the Chairman, the non-management directors as a group, the chair of any committee of the Board of Directors or any committee of the Board by writing them as follows:

Michael Kors Holdings Limited

c/o Michael Kors Limited

Unit 1902, 19/F, Tower 6

The Gateway, Harbour City

Tsim Sha Tsui, Kowloon, Hong Kong

Attn: Corporate Secretary

Concerns relating to accounting, internal controls or auditing matters should be communicated to the Company through the Corporate Secretary and such matters will be handled in accordance with the procedures established by the Audit Committee. Any concerns may be reported anonymously.

Required Certifications

The Company has filed with the SEC, as an exhibit to its most recently filed Annual Report on Form 10-K, the certifications required by its Chief Executive Officer and Chief Financial Officer under the Sarbanes-Oxley Act of 2002. The Company has also timely submitted to the NYSE the Section 303A Annual CEO Certification for the prior fiscal year, and such certification was submitted without any qualifications.

Executive Officers

The following table sets forth information regarding each of our executive officers as of the date of this Proxy Statement:

Name	Age	Position
Michael Kors(1)	54	Honorary Chairman and Chief Creative Officer
John D. Idol(2)	55	Chairman and Chief Executive Officer
Joseph B. Parsons	61	Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer
Cathy Marie Robinson(3)	46	Senior Vice President, Global Operations
Lee S. Sporn	54	Senior Vice President of Business Affairs, General Counsel and Secretary

(1)	Biographical information regarding Mr. Kors is set forth under “Proposal No. 1 Election of Directors—Continuing Directors—Class II Directors for Election at the 2016 Annual Meeting.”

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(2)	Biographical information regarding Mr. Idol is set forth under “Proposal No. 1 Election of Directors—Director Nominees—Class III Director Nominees for Election at the 2014 Annual Meeting.”
(3)

Ms. Robinson was appointed an executive officer of the Company effective May 12, 2014. During Fiscal 2014, Britton Russell served as Senior Vice President, Global Operations and an executive officer of the Company.

Joseph B. Parsons is the Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer of Michael Kors and has been with the Company since January 2004. Previously, from March 2002 until December 2003, Mr. Parsons served as Executive Vice President and Chief Financial Officer of Kasper ASL, Ltd. Prior to that, until October 2001, Mr. Parsons served as Executive Vice President and Chief Financial Officer of Donna Karan International Inc., where he had been employed in various roles since 1993. Prior thereto, Mr. Parsons served as Assistant Controller for Crystal Brands, Inc. from 1989 to 1993. Previously, from 1979 to 1989, Mr. Parsons worked at KPMG, where he began his career.

Cathy Marie Robinson is the Senior Vice President, Global Operations for Michael Kors and has been with the Company since May 2014. Previously from 2012 to 2014, Ms. Robinson was Senior Vice President, Chief Logistics Officer at ToysRUs, and from 2010 to 2012, Ms. Robinson was the Senior Vice President, Supply, Logistics and Customer Experience at The Great Atlantic & Pacific Tea Company (A&P). Prior to that, from 2006 to 2010, she was Senior Vice President, Supply Chain at Smart & Final Stores LLC. Ms. Robinson began her career as a United States Army Logistics Officer and also held various logistics and operations positions at Wal-Mart Stores, Inc.

Lee S. Sporn is the Senior Vice President of Business Affairs, General Counsel and Secretary of Michael Kors and has been with the Company since December 2003. Previously, from September 2001 until December 2003, Mr. Sporn served as Senior Vice President, General Counsel and Secretary of Kasper ASL, Ltd. Prior to that, until September 2001, Mr. Sporn served as Vice President of Intellectual Property and Associate General Counsel of Polo Ralph Lauren Corp., where he had been employed in various roles since 1990.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our ordinary shares as of June 3, 2014 by:

•	each person known to us to beneficially own more than five percent of our outstanding ordinary shares based solely on our review of SEC filings;

•	each of our named executive officers;

•	each of our directors; and

•	all directors and executive officers as a group

Beneficial ownership is based upon 204,652,606 ordinary shares outstanding as of June 3, 2014, unless otherwise indicated in the footnotes to the table. In addition, ordinary shares issuable upon exercise of share options or other derivative securities that are exercisable currently or will become exercisable within 60 days of June 3, 2014 are deemed outstanding for computing the percentage of the person holding such options or other derivative securities, but are not deemed outstanding for purposes of computing the percentage owned by any other person. All of the ordinary shares listed in the table below are entitled to one vote per share and each of the persons described below has sole voting power and sole investment power with respect to the shares set forth opposite his, her or its name, except as otherwise noted. Unless otherwise indicated, the address of each person named in the table below is c/o Michael Kors (USA), Inc., 11 West 42nd Street, 21st Floor, New York, New York 10036.

Beneficial Owner	Ordinary Shares Beneficially Owned	Percent of Ordinary Shares Beneficially Owned
5% or More Shareholder
Prudential Financial Inc.(1)	13,218,848	6.5%
Sportswear Holdings Limited(2)	11,629,627	5.7%
Lone Pine Capital LLC(3)	11,289,008	5.5%
Named Executive Officers and Directors
Michael Kors(4)	5,074,584	2.5%
John D. Idol(5)	3,109,030	1.5%
Joseph B. Parsons(6)	377,996	*
Britton Russell(7)	6,688	*
Lee S. Sporn(8)	99,912	*
M. William Benedetto(9)	3,000	*
Silas K.F. Chou(10)	11,629,627	5.7%
Judy Gibbons(11)	4,105	*
Ann McLaughlin Korologos	3,178	*
Stephen Reitman(9)	1,000	*
Lawrence S. Stroll(10)	11,629,627	5.7%
Jean Tomlin	3,178	*
All Executive Officers and Directors as a Group (13 persons)	20,334,532	10.0%

*	Represents beneficial ownership of less than one percent of the Company’s ordinary shares outstanding.

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(1)

Based on the Schedule 13G filed with the SEC by Prudential Financial, Inc. (“Prudential”) on February 5, 2014. Prudential is the parent holding company and indirect parent of (i) Jennison Associates LLC (“Jennison”) who beneficially owns 12,115,718 ordinary shares of the Company and (ii) Quantitative Management Associates LLC who beneficially owns 1,103,130 ordinary shares of the Company. The mailing address for Prudential is 751 Broad Street, Newark, New Jersey 07102-3777. Jennison does not file jointly with Prudential, and as such, on February 7, 2014, Jennison filed a Schedule 13G with the SEC reporting its beneficial ownership of 12,115,718 ordinary shares of the Company. Jennison furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the ordinary shares of the Company held by such Managed Portfolios, and Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the ordinary shares of the Company held by the Managed Portfolios. The mailing address for Jennison is 466 Lexington Avenue, New York, New York 10017.

(2)

Sportswear Holdings Limited is indirectly 50% owned by Westleigh Limited, which is privately owned by members of the Chao family (including Silas K.F. Chou), and 50% owned by Flair Investment Holdings Limited, in which Lawrence S. Stroll has an indirect beneficial ownership interest. Each of Sportswear Holdings Limited, Westleigh Limited and Flair Investment Holdings Limited, as well as Messrs. Chou and Stroll (in their capacities as Co-Chairmen of Sportswear Holdings Limited), may be deemed to have shared dispositive power and shared voting power over, and thus to beneficially own, all of the ordinary shares owned by Sportswear Holdings Limited through their respective direct or indirect ownership of the equity interests of Sportswear Holdings Limited. The mailing address for Sportswear Holdings Limited is Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands.

(3)

Based on the Schedule 13G filed with the SEC by Lone Pine Capital LLC (“Lone Pine Capital”) and Stephen F. Mandel on April 21, 2014. Lone Pine Capital serves as investment manager to Lone Spruce, L.P. (“Lone Spruce”), Lone Cascade, L.P. (“Lone Cascade”), Lone Sierra, L.P. (“Lone Sierra”), Lone Tamarack, L.P. (“Lone Tamarack”), Lone Cypress, Ltd. (“Lone Cypress”), Lone Kauri, Ltd. (“Lone Kauri”), Lone Monterey Master Fund, Ltd. (“Lone Monterey Master Fund”), and Lone Savin Master Fund, Ltd. (“Lone Savin Master Fund,” and together with Lone Spruce, Lone Cascade, Lone Sierra, Lone Tamarack, Lone Cypress, Lone Kauri, Lone Monterey Master Fund and Lone Savin Master Fund, the “Lone Pine Funds”). Mr. Mandel is the managing member of Lone Pine Managing Member LLC, which is the Managing Member of Lone Pine Capital. Lone Pine Capital and Mr. Mandel may be deemed to have shared dispositive power and shared voting power over the ordinary shares held by the Lone Pine Funds.

(4)

This amount includes (i) 4,205,175 ordinary shares, (ii) 136,430 restricted shares and (iii) 214,854 vested options to purchase ordinary shares held directly by Mr. Kors. This amount also includes 95,000 ordinary shares held by the Kors LePere Foundation and (x) 9,005 ordinary shares, (y) 16,712 restricted shares and (z) 397,408 vested options to purchase ordinary shares held by Mr. Kors’ spouse.

(5)

This amount includes (i) 1,567,316 ordinary shares, (ii) 136,430 restricted shares and (iii) 1,010,284 vested options to purchase ordinary shares held directly by Mr. Idol. This amount also includes 95,000 ordinary shares held by the Idol Family Foundation and 300,000 ordinary shares held by certain grantor retained annuity trusts (“GRATs”) established by Mr. Idol (as grantor) for the benefit of his children. Mr. Idol is not the trustee of the GRATs, but may be deemed to have beneficial ownership over the ordinary shares held by the GRATs.

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(6)	This amount includes (i) 11,364 ordinary shares, (ii) 33,705 restricted shares and (iii) 332,927 vested options to purchase ordinary shares held by Mr. Parsons.
(7)	This amount includes (i) 561 ordinary shares, (ii) 3,392 restricted shares and (iii) 2,735 vested options to purchase ordinary shares held by Mr. Russell.
(8)	This amount includes (i) 675 ordinary shares, (ii) 19,728 restricted shares and (iii) 79,509 vested options to purchase ordinary shares held by Mr. Sporn.
(9)	This amount does not include 14,086 restricted share units the settlement of which has been deferred for three years from the date of grant.
(10)	Represents ordinary shares owned by Sportswear Holdings Limited. See footnote (2).
(11)	This amount does not include 4,160 restricted share units the settlement of which has been deferred for three years from the date of grant.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our ordinary shares to file initial reports of ownership and reports of changes in ownership of our ordinary shares with the SEC. To our knowledge, based solely on our review of the copies of the Section 16(a) reports furnished to us during and with respect to Fiscal 2014 and representations from certain reporting persons, we believe that all reportable transactions during such fiscal year were reported on a timely basis, except for one Form 4 for Britton Russell reporting the October 1, 2013 sale of ordinary shares to cover his tax withholding obligations upon the vesting of restricted shares on that same date that was inadvertently reported late.

Securities Trading Policy and Hedging

Our named executive officers, directors and certain other employees and related parties are prohibited from trading in Company shares during certain prescribed blackout periods that typically begin two weeks prior to the end of each fiscal quarter and end two days after the public release of our quarterly earnings announcement. We also prohibit all of our employees and directors from engaging in buying stock of the Company on margin, short sales, or buying or selling puts, calls, options or other derivatives in respect of securities of the Company. While we discourage speculative hedging transactions, we do permit long-term hedging transactions that are designed to protect an individual’s investment in Company securities (i.e., the hedge must be for at least 12 months and relate to ordinary shares or equity awards held by the individual) and the individual must first obtain pre-clearance from the Legal Department. To our knowledge, none of our directors, executive officers or other employees nor their related parties have entered into long-term hedging transactions with respect to our securities.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Shareholders Agreement

On July 11, 2011, we entered into a Shareholders Agreement (the “Shareholders Agreement”) with certain of our shareholders, including Sportswear Holdings Limited, Michael Kors and John D. Idol (the “Initial Shareholders”). The Shareholders Agreement contains certain registration rights described below which have remained operative since our IPO.

Subject to certain limitations, any current shareholder or group of current shareholders holding at least 5% of the outstanding ordinary shares held by the parties to the Shareholders Agreement that are not covered by an effective registration statement under the Securities Act (“Registrable Securities”), has the right to demand (a “Demand Right”) that we register under the Securities Act all or a portion of such shareholder or shareholders’ Registrable Securities at our expense (a “Demand Registration”). The Initial Shareholders are collectively entitled to exercise five Demand Rights, and the preference share investors are collectively entitled to exercise one Demand Right. In each case, the shareholders exercising the Demand Right must request the registration of Registrable Securities with an aggregate estimated market value of at least $40,000,000. Upon the exercise of a Demand Right, we must notify our other current shareholders that are party to the Shareholder Agreement, and they may exercise piggyback registration rights with respect to the Demand Registration.

In addition to Demand Rights, if we propose to register any of our shares under the Securities Act either for our own account or for the account of others, we must give prompt notice to each of our current shareholders that are party to the Shareholders Agreement of our intent to do so and the number and class of shares to be registered (a “Piggyback Notice”), and each such shareholder will have piggyback registration rights and will be entitled to include any part of its Registrable Securities in such registration, subject to certain exceptions.

Finally, if we are eligible to use a shelf registration statement on Form S-3 or Form F-3 in connection with a secondary public offering of our ordinary shares, any current shareholder or group of current shareholders holding at least 4% of the ordinary shares that were outstanding as of the date of the Shareholders Agreement, will be entitled to unlimited demand registrations, subject to certain limitations, including, among others, that such shareholders must propose to sell Registrable Securities at an aggregate price to the public (net of any underwriters’ discounts or commissions) of at least $20,000,000. Following the filing of a shelf registration statement on Form S-3 or F-3, the holders of a majority of the Registrable Securities included therein may initiate a shelf take-down offering, and we must use our reasonable best efforts to effect an amendment or supplement to such shelf registration statement for such offering.

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The registration rights described above are subject to customary limitations and exceptions, including our right to withdraw or defer a registration in certain circumstances and certain cutbacks by the underwriters if marketing factors require a limitation on the number of shares to be underwritten in a proposed offering.

In connection with the potential registrations described above, we have agreed to indemnify our current shareholders that are a party to the Shareholders Agreement against certain liabilities. In addition, we will bear all fees, costs and expenses associated with such registrations, excluding underwriting discounts and commissions and similar brokers’ fees, transfer taxes and certain costs of more than one counsel for all of the selling shareholders in an offering.

Under the Shareholders Agreement, Sportswear Holdings Limited exercised its registration rights to cause us to file the registration statement relating to our IPO, the registration statement filed in connection with our March 2012 secondary offering, the registration statement filed in connection with our August 2012 secondary offering and the shelf registration statement filed in connection with our February 2013 secondary offering.

Michael Kors Far East Holdings Limited

For the fiscal year ended March 29, 2014, Sportswear Holdings Limited, Michael Kors and John D. Idol owned 63.4%, 14.3% and 8.1%, respectively, of the ordinary shares of Michael Kors Far East Holdings Limited (“Far East Holdings”). We have entered into agreements (the “Far East Licensing Agreements”) with certain subsidiaries of Far East Holdings (the “Licensees”) pursuant to which the Licensees have certain exclusive rights within China, Hong Kong, Macau and Taiwan, and rights of first refusal to expand to other territories across Asia, to import, sell, distribute, advertise and promote apparel, footwear and accessories, excluding eyewear, watches and fragrance and personal care products, bearing our “Michael Kors,” “MICHAEL Michael Kors” and “KORS Michael Kors” trademarks and to own and operate free-standing retail stores bearing our “Michael Kors” trademark. The Far East Licensing Agreements expire on March 31, 2041, and we may terminate them at certain intervals if certain minimum sale benchmarks are not met. Under the Far East Licensing Agreements, net sales of licensed products by the Licensees for Fiscal 2014 totaled approximately $36.5 million, and the royalty earned by us under the Far East Licensing Agreements in Fiscal 2014 was approximately $1.6 million. In addition, we sell inventory to the Licensees through our wholesale segment. In Fiscal 2014, total net wholesale sales from us to the Licensees were approximately $12.9 million.

Any issuance or transfer of an equity interest in Far East Holdings or any of its subsidiaries is subject to our right of first refusal, except for the following issuances: (i) issuances to Far East Holdings’ existing shareholders and their affiliates so long as Sportswear Holdings Limited and its affiliates retain a majority interest in Far East Holdings; (ii) issuances to third parties for bona fide business financing purposes so

26 | MICHAEL KORS	2014 Proxy Statement

long as such third parties agree to be bound by our right of first refusal; (iii) issuances pursuant to employee stock plans; (iv) issuances in connection with a bona fide business acquisition; (v) issuances to vendors, lenders, lessors and other similar persons; and (vi) issuances pursuant to stock splits, stock dividends and other recapitalizations. In addition, in the event that Far East Holdings or any of its subsidiaries proposes to consummate an initial public offering, we have the right to purchase the proposed listing entity based on its total market capitalization upon consummation of the initial public offering, as determined by a mutually agreed, internationally recognized investment bank.

Other Relationships

Lance LePere is the Executive Vice President—Creative Director—Women’s Design of Michael Kors (USA), Inc. Mr. LePere is the spouse of Michael Kors, our Honorary Chairman and Chief Creative Officer. In Fiscal 2014, Mr. LePere’s total compensation (including equity compensation) was approximately $1.1 million.

From time to time, Sportswear Holdings Limited or its affiliates have provided a plane for purposes of business travel to the directors and senior management of the Company at no charge to the Company. In addition, the Company or its CEO may arrange a plane owned by Sportswear Holdings Limited or its affiliates to be used for the Company’s directors and senior management for purposes of business travel on terms and conditions no less favorable to the Company than it would receive in an arm’s-length transaction with a third party. To the extent our CEO enters into such an arrangement for business travel, we will reimburse him for the actual market price paid for the use of such plane. During Fiscal 2014, we paid approximately $1.4 million for the use of aircrafts owned by Sportswear Holdings Limited or its affiliates.

We routinely purchase knitwear from a manufacturer affiliated with Silas K. F. Chou, one of our directors, and members of his family. Purchases by the Company from this manufacturer totaled approximately $8.1 million in Fiscal 2014.

Related Person Transactions Policies and Procedures

We have adopted a written Related Person Transactions Policy (the “Related Person Policy”), which sets forth our policy with respect to the review, approval and ratification of certain related party transactions by our Audit Committee. In accordance with the Related Person Policy, our Audit Committee has overall responsibility for the implementation of and compliance with the Related Person Policy.

For the purposes of the Related Person Policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any related party (as defined in the Related Person Policy) had, has or will have a direct or indirect material interest. A

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“related party transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our Board of Directors or Compensation Committee.

The Related Person Policy requires that notice of a proposed related party transaction be provided to our Legal Department prior to entering into such transaction. If our Legal Department determines that such transaction is a related party transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the Related Person Policy, our Audit Committee may approve only those related party transactions that are in, or not inconsistent with, our best interests. In the event that we become aware of a related party transaction that has not been previously reviewed, approved or ratified under the Related Person Policy and that is ongoing or has been completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related party transaction.

The Related Person Policy also provides that our Audit Committee review certain previously approved or ratified related party transactions that are ongoing to determine whether the related party transaction remains in our best interests and the best interests of our shareholders. Additionally, we also make periodic inquiries of executive officers and directors with respect to any potential related party transaction of which they may be a party or of which they may be aware (including through annual director and officer questionnaires).

AUDIT COMMITTEE REPORT

The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company and the related internal controls. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with accounting principles generally accepted in the United States, performing reviews of the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.

During Fiscal 2014, the Audit Committee met and held discussions with management, the internal auditor and the independent registered public accounting firm and met independently as a committee. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with

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accounting principles generally accepted in the United States and the Audit Committee has reviewed and discussed the consolidated financial statements as of and for the fiscal year ended March 29, 2014 with management and the independent registered public accounting firm, including a discussion of the quality and critical accounting policies and estimates, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the adequacy and effectiveness of the Company’s financial reporting procedures, disclosure controls and procedures, and internal control over financial reporting, including the respective reports of management and the independent registered public accounting firm on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee discussed with the independent registered public accounting firm all matters required to be discussed by the standards established by the Public Company Oversight Board (United States) as well as the firm’s independence.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, internal audit group and independent registered public accounting firm. In reliance on the reviews and discussions referred to above, and the receipt of the unqualified opinions from Ernst & Young LLP dated May 28, 2014, with respect to the consolidated financial statements of the Company as of and for the fiscal year ended March 29, 2014, and with respect to the effectiveness of the Company’s internal control over financial reporting, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2014, for filing with the Securities and Exchange Commission.

Audit Committee

M. William Benedetto (Chair)

Judy Gibbons

Stephen F. Reitman

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PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm to audit the financial statements of the Company and its subsidiaries for the fiscal year ending March 28, 2015. A resolution will be presented to our shareholders at the Annual Meeting to ratify EY’s appointment.

Changes in Independent Registered Public Accounting Firm

On December 14, 2012, the Audit Committee approved the dismissal of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm effective as of the date of the completion of the audit services for the fiscal year ended March 30, 2013 (“Fiscal 2013”). PwC’s dismissal became effective on May 29, 2013. During our fiscal years ended March 31, 2012 and March 30, 2013, and through May 29, 2013, the date of PwC’s audit report in respect of our financial statements for Fiscal 2013, (a) there were no disagreements between us and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in connection with its report for the relevant fiscal year; and (b) no reportable events as set forth in Item 304(a)(1)(v) of Regulation S-K occurred.

PwC’s audit reports on our consolidated financial statements as of and for each of the fiscal years ended March 31, 2012 and March 30, 2013, did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Also on December 14, 2012, the Audit Committee approved the engagement of EY as our independent registered public accounting firm to perform the audit of our financial statements for our fiscal year ending March 29, 2014.

During the two fiscal years ended March 31, 2012 and March 30, 2013, neither we nor anyone acting on our behalf has consulted with EY on either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (b) any matter that was the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

In accordance with Instruction 2 to Item 304 of Regulation S-K, the Company furnished to PwC and EY a copy of the above disclosures prior to the time this Proxy

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Statement was filed with the SEC and each such accounting firm was given the opportunity to present its views in a brief statement to be included in this Proxy Statement in the event it believed such disclosures to be incorrect or incomplete. Neither presented such a statement.

Independent Auditor Fees

The fees rendered by PwC for Fiscal 2013 and EY for Fiscal 2014 were as follows (in thousands):

	Fiscal 2013	Fiscal 2014
Audit Fees	$2,224	$1,566
Audit-Related Fees	$170	$ —
Tax Fees	$882	$ —
All Other Fees	$178	$4

Audit Fees

Audit fees for Fiscal 2013 and Fiscal 2014 consist of fees related to the annual audit of Michael Kors Holdings Limited and its wholly owned subsidiaries (including internal control over financial reporting) as well as fees related to the review of quarterly financial statements and assistance with regulatory and statutory filings.

Audit-Related Fees

Audit-related fees for Fiscal 2013 consist of fees related to work performed in connection with our secondary offerings. There were no audit-related fees for Fiscal 2014.

Tax Fees

Tax fees for Fiscal 2013 are primarily for tax planning and consultation services related to international taxation and tax compliance. There were no tax fees for Fiscal 2014.

Other Fees

Other fees for Fiscal 2013 consisted of consulting services related to an accounts receivable project. Other fees for Fiscal 2014 includes fees for EY’s online research tool.

Pre-Approval Policies and Procedures

It is the policy of the Audit Committee to pre-approve all services, audit and non-audit, to be provided to the Company by its independent registered public accounting firm. Under the policy, the Audit Committee is generally required to pre-approve the provision by the Company’s independent registered public accounting firm of specific

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audit, audit-related, tax and other non-audit services, subject to the fee limits established from time to time by the Audit Committee, as being consistent with auditor independence.

All services provided by PwC, as our independent registered public accounting firm for Fiscal 2013, and EY, as our independent registered public accounting form for Fiscal 2014, were pre-approved by the Audit Committee.

Representatives of EY are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement and will be available to respond to appropriate shareholder questions.

Vote Required and Board Recommendation

Approval of this proposal requires the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and are voted, as well as the presence of a quorum representing a majority of all of our outstanding ordinary shares, either in person or by proxy. Ordinary shares that constitute broker non-votes are counted as shares entitled to vote on Proposal No. 2. Abstentions will have the same effect as a vote “AGAINST” this proposal.

Our Board of Directors unanimously recommends a vote “FOR” the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 28, 2015.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains our compensation program as it pertains to our Honorary Chairman & Chief Creative Officer, our Chairman and Chief Executive Officer (CEO), our Chief Financial Officer (CFO) and our two other most highly compensated executive officers (referred to collectively as our “named executive officers”) in respect of Fiscal 2014 and includes a discussion of our compensation objectives and philosophy and the material elements of compensation earned by, awarded or paid to, our named executive officers in Fiscal 2014. This section also describes processes we use in reaching compensation decisions and is intended to amplify and provide context for understanding the amounts in the tabular disclosure that follows. For Fiscal 2014, our named executive officers were as follows:

Name	Position
Michael Kors	Honorary Chairman & Chief Creative Officer
John D. Idol	Chairman & Chief Executive Officer
Joseph B. Parsons	Executive Vice President, Chief Financial Officer, Chief Operating Officer & Treasurer
Lee S. Sporn	Senior Vice President of Business Affairs, General Counsel & Secretary
Britton Russell(1)	Senior Vice President, Global Operations

(1)	Mr. Russell’s employment with the Company ended on June 13, 2014.

Fiscal 2013 Shareholder Advisory Vote to Approve Executive Compensation

The 2013 Annual Meeting of Shareholders, held on August 1, 2013, was our first say on pay vote. At that meeting, our say on pay proposal passed with approximately 93.2% of the votes cast in favor of our executive compensation program, which indicated that our shareholders were supportive of our compensation design and philosophy. Nonetheless, we recognize that the business and executive compensation environments continue to evolve, and we (along with our Compensation Committee) are committed to having compensation programs and practices that support our business objectives, promote good corporate governance and align executive pay with Company performance.

Executive Summary

Summary of our Performance and How It Impacted Compensation

Our financial performance in Fiscal 2014 was exceptional. We surpassed the financial targets we established at the beginning of the fiscal year, continued to execute our key growth strategies and continued to develop exciting luxury fashion products.

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Financial achievements for Fiscal 2014 were as follows:

	Fiscal 2014 ($ in millions except per share amount)	% Change From Fiscal Year 2013
Total revenue	$ 3,311	51.8%
Operating income	$ 1,008	60.0%
Net income	$ 661.5	66.4%
Diluted earnings per share	$ 3.22	63.5%

We experienced our 32nd consecutive quarter of comparable store sales increases, ending Fiscal 2014 with a 26.2% year-over-year increase in global comparable store sales.

During the last fiscal year, our share price increased by approximately 63.3%, closing at $92.75 per share on March 28, 2014 (the last business day of Fiscal 2014); an increase of approximately 364% since our IPO in December 2011.

We also continued to significantly advance our key growth strategies in Fiscal 2014, including:

•    Sustained growth in North America – In North America, revenue grew 43% to approximately $2.8 billion from approximately $1.9 billion in Fiscal 2013.

•    Continued retail store growth – As of March 29, 2014, we operated 405 retail stores globally, including concessions, compared to 304 as of March 30, 2013. We had an additional 150 retail stores, including concessions, operated through licensing partners. Including licensed locations, there were 555 Michael Kors stores worldwide at March 29, 2014 compared to 400 Michael Kors stores worldwide at March 30, 2013.

•    Expansion of shop-in-shop footprint – In Fiscal 2014, our wholesale segment exceeded $1.5 billion in total revenue, representing a 52.8% year-over-year increase in our wholesale net sales. This reflects strong comparable store sales growth as well as the continued conversion to shop-in-shops in department stores. We added 479 department store and specialty store doors globally during Fiscal 2014.

•    International retail and wholesale development – In Fiscal 2014, revenue in Europe grew 126.7% to approximately $500 million, which we believe was driven by growing brand awareness and demand across regions. As of March 29, 2014, we had 117 international retail stores, including concessions, in Europe and Japan, and our wholesale segment included sales through approximately 1,232 department store and specialty store doors internationally.

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•    Strong licensing business – Our licensing segment reported a revenue increase of 61.3% over the prior year period, reflecting the strong performance of our luxury watch, jewelry and eyewear lines as well as the successful launch of our new Sporty, Sexy, Glam fragrance and beauty products.

•    Increased brand awareness – We continued to build brand awareness throughout the world. Based on a recent study we commissioned, brand awareness in the U.S. increased from 82% in 2013 to 89% in 2014. Brand awareness in Europe increased from 39% to 49% over the same period and brand awareness in Japan is 32%. We were able to continue to increase brand awareness and customer loyalty in North America and internationally in a number of ways, including through several new advertising initiatives (including social media and other web-based mediums) throughout the fiscal year.

We reflected our exceptional financial and business results for Fiscal 2014 in the compensation decisions and pay for our named executive officers as follows:

•	Fiscal 2014 Annual Bonuses: The portion of the annual bonus tied to overall corporate performance was paid out at the maximum level to our named executive officers; and
•

Equity Grants: New equity awards were approved for each of Messrs. Kors, Idol, Parsons and Sporn in Fiscal 2015 as a reward for Fiscal 2014 performance. These equity grants were comprised of 35% share options, 35% restricted shares and 30% performance-based restricted share units. For further details, see “—Elements of Executive Compensation—Performance-Based Compensation.”

Executive Compensation Philosophy and Practices

Our executive compensation program reflects our philosophy of compensating our executives, including our named executive officers, in ways that are designed to achieve the following primary goals of:

•	Aligning executives’ interests with those of our shareholders by making a meaningful portion of compensation tied to our financial performance and share price;

•

Balancing long and short-term focus so our executives are incentivized to drive our high growth business model but also motivated to think long-term, with a significant portion of compensation in the form of equity awards;

•	Attracting, retaining and motivating senior management;

•	Promoting collaborative leadership behavior to maximize the achievement of our financial and strategic goals and objectives;

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•

Considering compensation levels of our selected competitor group, but encouraging executives to outperform our peers by providing compensation above peer levels in the case of outstanding performance; and

•	Rewarding the unique performance, career histories, contributions, and skill sets of each of our named executive officers.

Our primary business objective is to drive sustained increases in shareholder value through ongoing revenue and earnings growth. As such, our compensation structure is centered on a pay for performance philosophy, and this pay for performance focus is designed to align the interests of our executives and our shareholders, motivate our executives to achieve our targeted financial and other performance objectives, and reward them for their achievements when those objectives are met. With these principles in mind, we structure our compensation program as a competitive total pay package which we believe allows us to attract, retain and motivate executives with the skill and knowledge we require and ensure the stability of our management team which is vital to the success of our business. In setting our executive officer compensation levels, we do not formally benchmark to any peer companies or companies in other industries. Our Compensation Committee believes that compensation of the executive officers should reflect the overall financial performance of our Company and when our performance exceeds the overall financial performance of our competitors, executives should have the opportunity to be rewarded at compensation levels in excess of the compensation paid by our peers.

Our business strategy and our compensation programs have been designed with these objectives in mind. To help achieve these objectives, a significant portion of our executive officers’ compensation is at-risk and provided in the form of variable or performance-based compensation with significant upside potential for strong performance. We believe this is appropriate given our executive officers’ ability to influence our overall performance. Our team of named executive officers have been critical in driving our tremendous growth over the last few years, and as a result of this success, each of our named executive officers is highly marketable in the accessories, footwear and apparel industry.

We believe that Messrs. Kors and Idol together with our other named executive officers have built a highly successful global luxury lifestyle brand. Our compensation practices and philosophies are designed to reward these executives for their outstanding execution of our key growth strategies and our impressive financial results, and to incentivize each of them to continue to drive results and add value for our shareholders.

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Establishing and Evaluating Executive Compensation

Role of the Compensation Committee and our Chief Executive Officer

The Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of Messrs. Kors and Idol, evaluating the performance of these executives in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board of Directors), determining and approving Messrs. Kors’ and Idol’s compensation levels based on this evaluation. With respect to the compensation of our other named executive officers, the Compensation Committee reviews such executive officers’ compensation levels and makes recommendations to the full Board for approval. Mr. Idol also makes recommendations to the Compensation Committee with respect to the compensation levels of the other named executive officers (other than Mr. Kors).

In connection with recommending and setting appropriate compensation levels for our named executive officers, our Compensation Committee bases its decisions on a number of factors, including performance evaluations of our named executive officers, the experience, potential and nature and scope of responsibility of each executive officer, the terms of executive officer employment agreements, if applicable, and information provided to the Compensation Committee with respect to the compensation of our selected competitors (as discussed below), while also taking into account our performance, strategic goals and objectives and our articulated compensation strategy relative to that of our selected competitors.

The Compensation Committee is also responsible for reviewing and approving our compensation strategy to ensure that it continues to remain appropriate in light of our goals and objectives and to periodically evaluate the potential risk to us of our compensation policies and practices. See “—Compensation Committee Risk Assessment.”

In addition, the Compensation Committee reviews, evaluates and makes recommendations to the Board with respect to our incentive compensation plans and equity-based plans and is primarily responsible for setting performance targets under annual bonus and long-term incentive compensation plans and certifying the achievement level of any such performance targets. The Compensation Committee also regularly reviews share utilization levels by reviewing overhang levels and run rates to ensure the dilutive impact of equity compensation remains at appropriate levels.

Role of the Independent Compensation Consultant

In Fiscal 2014, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FWC”) as its independent compensation consultant. FWC provides us with market data on executive compensation levels and practices at our selected competitors and

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also advises the Compensation Committee on trends and best practices in the areas of executive compensation and governance, assists the Compensation Committee in its review and evaluation of our compensation policies and practices, reviews our compensation discussion and analysis, and also provides independent advice to our Compensation Committee on director compensation. FWC does not provide, and is prohibited from providing, other services to the Company or our management, except at the direction of the Compensation Committee. We do not have any other relationships with FWC and the Compensation Committee has determined that FWC is independent and has no conflicts of interest with us. The Compensation Committee has the sole authority to retain or terminate advisers to the Compensation Committee that assist in the evaluation of the compensation of our named executive officers and our directors.

Market Data

One factor considered by the Compensation Committee and management in setting total executive compensation levels is market data. Our Compensation Committee, on behalf of our Board, reviews compensation levels at select competitor companies of similar size and stage of development operating in the retail accessories and apparel and other related industries to better assess the range of compensation needed to attract, retain and motivate executive talent in our highly competitive industry.

In Fiscal 2014, the Compensation Committee, with the assistance of FWC, identified a group of competitor companies to be used to inform and guide compensation decisions. The Compensation Committee reviewed the compensation levels with respect to all direct pay elements, including salary, cash incentives and equity, at the following 15 companies with similar characteristics to us: namely, retail apparel and/or accessories companies, with a strong consumer brand, high profitability and accelerated growth, and comparable size (based on revenue, operating income and market capitalization):

Abercrombie & Fitch Co.	Deckers Outdoor Corporation	PVH Corp.

American Eagle Outfitters, Inc.	Fossil Group, Inc.	Ralph Lauren Corporation

ANN INC.	Guess?, Inc.	Tiffany & Co.

Burberry Group	Kate Spade & Co.	Under Armour, Inc.

Coach, Inc.	lululemon athletic, inc.	VF Corporation

In addition to looking at compensation levels for the companies listed above as a group, the Compensation Committee, in consultation with FWC, also reviewed financial information and market compensation information for executives with comparable positions or status to our named executive officers at a more focused subset of the above selected competitor group consisting solely of global accessible luxury and lifestyle brand companies; namely, Abercrombie & Fitch Co., ANN INC., Burberry Group, Coach, Inc., Guess?, Inc., lululemon athletica, inc. and Ralph Lauren Corporation.

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Elements of Executive Compensation

The principal components of named executive officer compensation include both fixed and variable (performance-based) elements, with a significant emphasis placed on performance-based compensation. A competitive, fixed level of compensation is designed to attract and retain highly-talented and qualified executives. Performance-based compensation is designed to motivate and reward executives to achieve or exceed financial goals and align the interests of our executives with the interests of our shareholders. With respect to performance-based compensation, the amount of compensation that the executive ultimately earns or is paid varies based on our financial performance (e.g., revenue, operating income, net income, earnings per share, etc.) or our share price.

Fixed Compensation

Base Salary

Base salaries for our named executive officers are designed to provide a stable level of minimum compensation to our executives, commensurate with the executive’s role, experience and duties. Messrs. Kors’ and Idol’s base salaries are fixed pursuant to the terms of their respective employment agreements agreed to prior to our IPO. Except with respect to Messrs. Kors and Idol, the Compensation Committee, on an annual basis, reviews several factors to determine whether any increase in base salary is warranted, including the performance of each other named executive officer, the efforts each has taken on behalf of the Company and expected future contribution, the individual’s experience, responsibilities and performance, our expected financial performance and salaries of similarly situated executives of our selected competitors.

Salary Increases

As disclosed in last year’s proxy statement, effective June 1, 2013, the Board (upon recommendation of the Compensation Committee) approved an increase in the annual base salary payable to each of Messrs. Parsons and Sporn from $500,000 and $400,000, respectively, to $600,000 and $500,000, respectively. This increase was based on the nature and scope of significant responsibility that each of these executive officers undertakes on behalf of the Company, the past performance and expected future contribution of these executive officers and an analysis by the Compensation Committee (in consultation with FWC) of the base salary payable to comparable senior executives at our selected competitors. These salary increases are aligned with our compensation philosophy which includes retaining, motivating and rewarding our highly-talented and marketable executives. None of our other named executive officers received any increase in base salary in Fiscal 2014. For Fiscal 2014, the base salaries of our named executive officers were as follows:

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Named Executive Officer	Fiscal 2014 Base Salary
Michael Kors	$2,500,000
John D. Idol	$2,500,000
Joseph B. Parsons	$600,000
Lee S. Sporn	$500,000
Britton Russell	$350,000

Performance-Based Compensation

Annual Cash Bonuses

Bonus Program

The second component of executive officer compensation is annual cash incentive bonuses based on Company performance. Tying a portion of total compensation to annual Company performance permits us to adjust the performance measures each year to reflect changing objectives and those that may be of special importance for a particular year. Through this program, we seek to provide an appropriate amount of short-term cash compensation that is at-risk and tied to the achievement of certain short-term performance goals.

The Michael Kors (USA), Inc. Executive Bonus Program (the “Bonus Plan”) is designed to encourage eligible employees, including our named executive officers (other than Michael Kors and John D. Idol), to achieve or exceed our pre-established annual financial performance goals. Pursuant to the Bonus Plan, these named executive officers and certain other eligible employees may be awarded an annual cash bonus based on the attainment of divisional and corporate performance goals for each fiscal year. Prior to the beginning of each fiscal year, we engage in a thorough process to establish the specific performance measures and targets which are then presented to our Board for approval. Actual bonuses for all participants in the Bonus Plan are based 30% on overall corporate performance and 70% on divisional performance. The Compensation Committee has the authority to make adjustments to the financial performance goals to omit, among other things, the effect of unbudgeted extraordinary items (including increased expenditures resulting from unanticipated strategic events or due to revenues in excess of budget), unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Because we believe that the performance of each participant in the Bonus Plan is represented by our results, individual performance is not a factor considered by the Compensation Committee in determining actual bonuses.

Bonus targets for each participant are a fixed percentage of the participant’s base salary based upon the participant’s position. Bonus targets range from 5% to 50% of base salary, and maximum bonus opportunities range from 10% to 100% of base salary. Each of Messrs. Parsons’ and Sporn’s target, stretch and maximum bonus

40 | MICHAEL KORS	2014 Proxy Statement

opportunity, as set forth in their respective employment agreements, is 50%, 75% and 100% of base salary, respectively. Mr. Russell’s target, stretch and maximum bonus opportunity, as set forth in his offer letter, was 25%, 37.5% and 50% of base salary. After our audited financial statements for the fiscal year are completed, the Compensation Committee determines the extent to which our pre-established performance targets have been achieved (reflecting any adjustments approved by the Compensation Committee in accordance with the terms of the Bonus Plan) and, based upon such achievement, recommends that the Board approve an annual cash incentive bonus pool and the amounts payable to the named executive officers participating in the Bonus Plan. Based upon such recommendation, the Board then approves the total bonus pool and the amounts payable to the named executive officers participating in the Bonus Plan.

Messrs. Kors and Idol do not participate in the Bonus Plan and instead they are each entitled, pursuant to the terms of their respective employment agreements, to receive an annual bonus in an amount equal to 2.5% of our EBITDA for the relevant fiscal year with a maximum bonus opportunity of $5.0 million. Such bonus, if any, is payable within 30 days of the determination of our EBITDA and at the same time annual cash bonus payments are paid to eligible employees under the Bonus Plan. Messrs. Kors and Idol have been paid their maximum $5.0 million bonuses in recent years because of our strong EBITDA levels.

Fiscal 2014 Annual Bonus Targets and Payout

The corporate performance metric for bonuses for Fiscal 2014 (as determined by the Board) was operating income. In Fiscal 2014, the target operating income for payment of awards was approximately $592.4 million. At the time the performance targets were set (which was prior to the completion of Fiscal 2013 and therefore prior to the beginning of Fiscal 2014), the Company believed that the specific corporate and divisional performance targets for Fiscal 2014 were appropriate and would require significant additional effort by the Company and management (including the named executive officers) in order to be achieved. Actual operating income for Fiscal 2014 was approximately $1.0 billion, which was far in excess of the performance target, and indicative of the higher than anticipated growth of the Company in Fiscal 2014. At the divisional level, the Company incurred increased expenditures in connection with the growth of the Company, and, as permitted by the Bonus Plan, the Compensation Committee made appropriate adjustments to the divisional performance targets on an economic equivalent basis without enlargement or dilution of the rights of the Bonus Plan participants. In May 2014, after taking into account the strong performance of the Company in Fiscal 2014 and the results of the respective named executive officer’s division or divisions, and after giving effect to all relevant Bonus Plan adjustments, the Compensation Committee determined that:

•	Mr. Parsons earned a bonus equal to 75% of his maximum bonus opportunity; reflecting missed divisional targets to the extent his bonus was

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based on the division that encompasses the Company’s U.S. distribution center which, as previously reported, experienced increased expenditures during Fiscal 2014 due to disruptions at this facility during the second and third quarters of Fiscal 2014;

•	Mr. Sporn earned a bonus equal to 100% of his maximum bonus opportunity based on the corporate results discussed above and the results of his divisions; and

•

Mr. Russell earned a bonus equal to 30% of his maximum bonus opportunity based solely on the attainment of the Company’s corporate performance target. Mr. Russell’s division, which is responsible for, among other things, the U.S. distribution center, did not meet its performance target.

In addition, the Compensation Committee determined that each of Messrs. Kors and Idol were entitled to the maximum bonus opportunity set forth in their respective employment agreements because EBITDA exceeded $200 million for Fiscal 2014. The Compensation Committee believes that the actual degree of achievement, which far exceeded target and our prior fiscal year results, represents outstanding performance and the payment of bonuses to the named executive officers at levels referenced above is consistent with such performance.

The table below sets forth the target bonus, stretch bonus, and maximum bonus opportunity, and the actual Fiscal 2014 bonus paid for each of our named executive officers:

Named Executive Officer	Target Bonus	Stretch Bonus	Maximum Bonus	Actual Fiscal 2014 Bonus
Michael Kors(1)	—	—	$5,000,000	$5,000,000
John D. Idol(1)	—	—	$5,000,000	$5,000,000
Joseph B. Parsons	$300,000	$450,000	$600,000	$450,000
Lee S. Sporn	$250,000	$375,000	$500,000	$500,000
Britton Russell	$ 87,500	$131,250	$175,000	$52,000	(2)

(1)

Pursuant to the terms of their respective employment agreements, Messrs. Kors and Idol are entitled to an annual bonus equal to 2.5% of our EBITDA for Fiscal 2014 with a maximum bonus opportunity of $5.0 million.

(2)	Represents 30% of Mr. Russell’s maximum bonus opportunity for attainment of the overall corporate performance goal at the maximum level in accordance with the Bonus Plan.

Long-Term Equity-Based Compensation

We believe that equity awards are an important component of our executive compensation program. Equity compensation aligns the interests of our executives with the interests of our shareholders, rewards our executives to the extent our share

42 | MICHAEL KORS	2014 Proxy Statement

price increases, balances our short-term cash components of compensation, fosters a long-term commitment to us and aids in the retention of senior management in an industry in which the market for talent is highly competitive. Prior to the IPO, executives and other eligible employees were awarded share options pursuant to the Amended and Restated Michael Kors (USA), Inc. Stock Option Plan (the “Option Plan”). In connection with the IPO, the Compensation Committee adopted the Michael Kors Holdings Limited Omnibus Incentive Plan (the “Incentive Plan”) pursuant to which we are permitted to grant awards of non-qualified share options, incentive (qualified) share options, share appreciation rights, restricted shares, restricted share units, other share-based awards, performance compensation awards (including cash bonus awards), other cash-based awards or any combination of the foregoing.

Equity grants typically occur annually as one of the major elements of compensation of our management team with exceptions for promotions or new hires. Annual equity grants occur in the fiscal year immediately following the performance period (i.e. Fiscal 2014 equity grants represent a reward for Fiscal 2013 performance). In Fiscal 2014, the awards approved for our named executive officers were as follows:

Named Executive Officer	Share Options	Restricted Shares	Performance- Based Restricted Share Units(1)	Total Value of Fiscal 2014 Equity Grant(2)
Michael Kors	84,219	33,740	28,920	$5,993,643
John D. Idol	84,219	33,740	29,920	$5,993,643
Joseph B. Parsons	25,266	10,122	8,676	$1,798,100
Lee S. Sporn	14,036	5,623	4,820	$998,907
Britton Russell	4,211	1,687	1,446	$299,683

(1)	See discussion of performance-based restricted share units under “—Equity Awards (Post-IPO)—Performance-Based Restricted Share Units” below. These performance-based restricted share units will cliff vest in June 2016, subject to the satisfaction of the pre-established cumulative net earnings goal for fiscal years 2014-2016 and continued employment through the end of such performance period.
(2)	The total equity value reported in this column reflects the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions). These values have been determined based on the assumptions set forth in Note 13 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2014.

Generally, in future years, each named executive officer will be considered for an annual equity grant based on a number of factors, including, their position, role, duties, experience, prior performance, and expected future contribution and compensation levels. See “—Looking Ahead to Fiscal 2015 Compensation” for a discussion of Fiscal 2015 equity grants to our named executive officers as a reward for our financial performance in Fiscal 2014.

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Historical Share Options (Pre-IPO)

Prior to the IPO, we granted share options to purchase ordinary shares to our executive officers and other eligible employees pursuant to the terms of the Option Plan. All of the share options granted under the Option Plan are ten-year share options and vest in full at the end of the ten-year term if our shareholder net equity has increased by at least 20% per annum during such ten-year period. However, a portion of each share option is eligible to vest on an accelerated basis over the course of five years with 20% vesting each year if the pre-established annual performance goal for the year has been met, in each case, subject to the grantee’s continued employment through the vesting date. The annual performance goals are tied to annual divisional pre-tax profit as determined by the Board.

Equity Awards (Post-IPO)

Following our IPO, all equity awards issued to our executive officers and other eligible employees have been and will be made pursuant to the terms of the Incentive Plan. Awards granted under the Incentive Plan are subject to the terms and conditions established by the Compensation Committee in the applicable award agreement and need not be the same for each participant.

Share Options

To date, all share options granted under the Incentive Plan have a term of seven years. Unless otherwise provided in an award agreement, any share option granted under the Incentive Plan becomes vested and exercisable with respect to 25% of the ordinary shares subject to the option on each of the first four anniversaries of the date the option is granted so long as the participant continues to be employed by or provides services to us on the relevant vesting date.

Restricted Shares

In connection with, and subsequent to, the IPO, we also granted restricted share awards to our executive officers and other eligible employees pursuant to the terms of the Incentive Plan. Restricted shares are ordinary shares that generally are non-transferable and are subject to other restrictions determined by the Compensation Committee for a specified period. Unless otherwise provided in an award agreement, a participant who receives a restricted share award has all rights of a shareholder, including voting rights and the right to receive distributions, subject to restrictions and risks of forfeiture set forth in the award agreement. Unless otherwise provided in an award agreement, 25% of each restricted share granted under the Incentive Plan vests on each of the first four anniversaries of the date the restricted share was granted so long as the participant continues to be employed by or provides services to us on the relevant vesting date.

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Performance-Based Restricted Share Units

Consistent with our pay for performance compensation strategy, our Compensation Committee approved in May 2013 a new form of performance-based compensation as part of our equity program. Beginning in Fiscal 2014, a portion of the annual equity grant to our named executive officers is comprised of performance-based restricted share units (referred to as “PRSUs”). The PRSUs will vest only upon achievement of a pre-established cumulative net earnings goal for a period of three years, subject to the individual’s continued employment through the end of the applicable three-year period. The number of ordinary shares earned with respect to such PRSUs will range from 0-150% of the shares originally subject to the award, depending on actual achievement. We believe that using PRSUs further aligns the interests of our executives with our shareholders with respect to our long-term growth plan while simultaneously aiding in the retention of our key executives in a highly competitive market for talent.

Employee Benefits and Executive Perquisites

We provide our named executive officers with other compensation and benefits that we believe are reasonable, competitive and consistent with our overall executive compensation philosophy and objectives. Our named executive officers generally participate in the same benefit plans that eligible full-time employees in the United States participate in such as medical, dental and vision plans, life insurance, short and long-term disability coverage and matching contributions to a 401(k) plan and are eligible for paid vacation and a merchandise discount on our products.

We also provide certain limited additional perquisites to Messrs. Kors and Idol pursuant to the terms of their respective employment agreements. The costs of these benefits constitute only a small percentage of each of Messrs. Kors’ and Idol’s total compensation. We believe that these benefits generally allow Messrs. Kors and Idol to work more efficiently and facilitate the performance of their duties. We pay premiums of about $23,000 annually on the approximately $1,100,000 whole life insurance policy and $500,000 term life insurance policy currently in place on the life of Mr. Kors, both of which policies are owned by Mr. Kors. In addition, we pay $50,000 in premiums annually for the $5,000,000 whole life insurance policy presently maintained by Mr. Idol. Mr. Kors is also entitled to reimbursement of reasonable out-of-pocket professional costs incurred for the preparation of his U.S. tax returns and for membership in a health club. We also provide the use of an automobile and a driver to Messrs. Kors and Idol. These payments are not grossed up for taxes.

See “All Other Compensation” in the Summary Compensation Table and related footnotes for a discussion of all perquisites and other personal benefits provided to our named executive officers.

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Severance Protection and Change of Control Benefits

We have employment agreements with each of our named executive officers (other than Mr. Russell whose employment was at-will and ended on June 13, 2014) which specify the terms of employment including certain compensation levels and certain severance benefits. The terms of these employment agreements were agreed to prior to our IPO. These employment agreements were designed to attract and retain the services of these particular executives and to assure us of the executive’s continued employment. We believe the severance benefits provided, which are the result of negotiations between the parties, are commercially reasonable and typical of the rights afforded to similarly situated executives in other companies of similar size and stage of development operating in the retail accessories and apparel industry.

In addition, all of the equity awards granted to our named executive officers pursuant to our Incentive Plan will be subject to accelerated vesting upon certain terminations of employment occurring within 24 months following a change in control.

For a description of the severance protection contained in the named executive officers’ employment agreements and the estimated amounts payable to our named executive officers in the event of termination or a change in control, including details regarding the effect of termination and change in control on outstanding equity awards, see “Executive Compensation—Potential Payments upon Termination of Employment or Change in Control—Treatment of Long-Term Incentives Upon Termination or Change in Control.”

Other Compensation Program Features

Clawback Policy and Recovery of Awards

Our equity-based awards provide that all vested equity-based awards will be forfeited by our equity plan participants automatically upon a breach by them of any of the post-employment covenants such as any non-competition, employee or customer non-solicitation or non-disclosure obligations to which they are subject. The equity plan participant would be required to forfeit or repay any compensation previously received on exercise or settlement of the award in connection with any such breach. We view this recovery of awards feature as a necessary element of our equity-based program as it deters competitive activities that would likely cause significant harm to our business. In addition, if the equity plan participant receives an amount in excess of what should have been received under the terms of the award due to material noncompliance by the Company with any financial reporting requirement under the U.S. securities laws, any mistake in calculations or other administrative error, then the award will be cancelled and the individual must promptly repay any excess value to the Company.

In addition, we have a bonus clawback policy which applies to incentive annual cash bonus compensation earned by certain covered employees (including our named

46 | MICHAEL KORS	2014 Proxy Statement

executive officers) beginning with Fiscal 2014 cash bonus payments. Under our bonus clawback policy, we may recover all or part of any incentive annual cash bonus compensation awarded or paid to these employees in the event that we determine that our financial results must be restated to correct an accounting error due to material noncompliance with any financial reporting requirements under the U.S. securities laws within three years from the first issuance of such financial results.

Certain Tax Matters

Our Compensation Committee’s general policy is that compensation should qualify as tax deductible to the Company for federal income tax purposes whenever possible, to the extent consistent with our overall compensation goals. Under Section 162(m) of the U.S. tax code, compensation paid to certain of our named executive officers (other than our Chief Financial Officer) in excess of $1 million per year is generally not deductible unless the compensation is “performance-based” as described in the regulations under Section 162(m). As a newly public company, we are permitted a transition period before the provisions of Section 162(m) become applicable to us (this transition period could last until the first meeting at which directors are elected in 2015), although in general we have structured our compensation programs in a manner intended to comply with Section 162(m). Of course, we believe it important that our Compensation Committee retain flexibility and authority to adjust compensation as needed to address particular circumstances, or unexpected, unusual or non-recurring events, or to attract and retain key executive talent, even if this results in the payment of non-deductible compensation. Accordingly, our Compensation Committee may make payments that are not fully deductible if, in its judgment, such payments are necessary to achieve our compensation objectives and in the best interests of the Company and its shareholders. The fixed annual base salary of $2.5 million payable to each of Messrs. Kors and Idol under their respective employment agreements would not be fully deductible once Section 162(m) becomes applicable to us.

Accounting Matters

Each element of the compensation paid to our executives is expensed in our financial statements as required by U.S. generally accepted accounting principles. The financial statement impact of various compensation awards is an important factor that the Compensation Committee considers in determining the amount, form, and design of each pay component for our executives.

Looking Ahead to Fiscal 2015

Fiscal 2015 Equity Awards

As discussed above, annual equity grants to our named executive officers and other eligible employees generally occur in the fiscal year immediately following the performance period. Consistent with this practice, in light of our exceptional financial

47 | MICHAEL KORS	2014 Proxy Statement

performance in Fiscal 2014, the Compensation Committee approved an equity grant to our named executive officers in Fiscal 2015, to reward them for such outstanding achievements and to provide an additional incentive for sustained long-term growth. In determining the value of the equity grant to be awarded to each of our named executive officers, the Compensation Committee considered the performance and contributions of each named executive officer in Fiscal 2014 along with the expected future contributions of these executive officers as well as an analysis (in consultation with FWC) of the long-term equity incentives awarded to comparable senior executives at our selected competitors. The Compensation Committee determined that Michael Kors and John Idol should receive a long-term equity grant for Fiscal 2014 performance that exceeded the grant awarded by the Compensation Committee to these executives for Fiscal 2013 performance. We (and the Compensation Committee) believe that our consistently strong financial results are attributable to the exceptional product offerings created by Mr. Kors and his design team and that Mr. Idol’s management, direction and leadership has been critical to our exceptional sales momentum and growth in Fiscal 2014. The increase in the value of the long-term equity grant for Messrs. Kors and Idol is reflective of this belief.

The awards approved for our named executive officers in Fiscal 2015 for performance in Fiscal 2014 were as follows:

Named Executive Officer	Share Options	Restricted Shares	Performance- Based Restricted Share Units(1)	Total Value of Fiscal 2015 Equity Grant(2)
Michael Kors	89,316	27,792	23,822	$7,500,000
John D. Idol	89,316	27,792	23,822	$7,500,000
Joseph B. Parsons	21,436	6,670	5,717	$1,800,000
Lee S. Sporn	11,909	3,706	3,176	$1,000,000
Britton Russell(3)	—	—	—	—

(1)

See discussion of performance-based restricted share units under “—Equity Awards (Post-IPO)—Performance-Based Restricted Share Units” above. These performance-based restricted share units will cliff vest in June 2017, subject to the satisfaction of the pre-established cumulative net earnings goal for fiscal years 2015-2017 and continued employment through the end of such performance period.

(2)

The total equity value reported in this column reflects the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions).

(3)	Mr. Russell’s employment with the Company ended on June 13, 2014. Accordingly, he did not receive an equity grant in Fiscal 2015.

Share Ownership Guidelines

We believe that it is important for key members of our senior management team to have a meaningful ownership stake in our Company in order to further align their

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financial interests with those of our shareholders and to encourage the creation of long-term growth for our Company. Effective June 2, 2014, our Compensation Committee adopted share ownership guidelines applicable to our named executive officers and certain other employees. The share ownership guidelines applicable to our executive officers are as follows:

Position	Minimum Ownership Guidelines (Dollar Value of Shares)

Chief Executive Officer	5x Base Salary
Chief Creative Officer	5x Base Salary
Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer	3x Base Salary
Senior Vice President, Business Affairs, General Counsel and Secretary	2x Base Salary
Senior Vice President, Global Operations	2x Base Salary

Employees who are covered by the share ownership guidelines have until the later of June 2, 2017 or five years from their date of hire to accumulate the required share ownership level.

For a description of the share ownership guidelines applicable to our non-employee directors, see “Director Compensation—Director Share Ownership Guidelines.”

Compensation Committee Risk Assessment

Management periodically reviews with the Compensation Committee our compensation policies and practices and evaluates the degree to which the various design elements of our compensation program encourage excessive or inappropriate risk-taking, including by our named executive officers. We believe that the various elements of our compensation program discourage imprudent risk taking and are aligned with our strategy and objectives. As a result of its review and evaluation of our Fiscal 2014 compensation program, the Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

The factors evaluated by management and the Compensation Committee included:

•	the overall mix of pay between base salary, short-term incentives and long-term equity compensation;

•	the variety of performance metrics used in our performance-based incentive compensation plans;

•	the range of performance required to earn a payout under performance-based compensation and capped payouts under our incentive plans;

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•	the timing of incentive payouts and the vesting schedules and vesting conditions under our equity incentive plans;

•	our incentive compensation clawback policy;

•	the balance between the use of share options, restricted shares and performance-based equity incentives;

•	share ownership guidelines for our outside directors and the implementation of share ownership guidelines for our executives;

•	our policy against buying Company shares on margin or engaging in speculative hedging transactions;

•	our rigorous management performance evaluation process with an emphasis on core competencies and leadership capabilities; and

•	our leadership and culture that values long-term value creation for our shareholders and strong financial performance.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our reviews and discussion with management, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in the Proxy Statement for the 2014 Annual Meeting of Shareholders and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 29, 2014.

COMPENSATION COMMITTEE

Stephen F. Reitman (Chair) M. William Benedetto Judy Gibbons Ann McLaughlin Korologos* Jean Tomlin*

*	Appointed to the Compensation Committee on January 30, 2014.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned by, or awarded or paid to, each of our named executive officers for our last three completed fiscal years:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Share Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael Kors	2014	2,500,000	—	3,899,958	2,093,684	5,000,000	109,613	13,603,256
Honorary Chairman, Chief	2013	2,500,000	—	—	—	5,000,000	114,589	7,614,589
Creative Officer and Director	2012	2,500,000	—	3,333,340	3,333,569	5,000,000	103,015	14,269,924

John D. Idol	2014	2,500,000	—	3,889,958	2,093,684	5,000,000	65,578	13,559,220
Chairman, Chief	2013	2,500,000	—	—	—	5,000,000	64,145	7,564,145
Executive Officer and Director	2012	2,500,000	—	3,333,340	3,333,569	5,000,000	68,547	14,235,456

Joseph B. Parsons	2014	583,333	—	1,169,988	628,113	450,000	7,650	2,839,083
Executive Vice President, Chief	2013	500,000	250,000(4)	—	—	500,000	7,350	1,257,350
Financial Officer, Chief Operating Officer and Treasurer	2012	433,333	250,000(4)	777,780	777,830	500,000	7,350	2,746,294

Lee S. Sporn	2014	483,333	—	649,972	348,935	500,000	7,650	1,989,890
Senior Vice President of Business Affairs,	2013	400,000	125,000(4)	—	—	400,000	7,350	932,350
General Counsel and Secretary	2012	400,000	125,000(4)	472,220	472,259	400,000	7,350	1,876,829

Britton Russell	2014	350,000	—	194,998	104,685	52,500	6,741	708,925
Senior Vice President,	2013	189,583	94,792(6)	150,000	150,000	—	1,313	585,688
Global Operations (5)	2012	—	—	—	—	—	—	—

(1)

The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions). These values have been determined based on the assumptions set forth in Note 13 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2014. The value of the PRSUs included in the amount reported in this column is based on achieving target performance goals and represents 100% of the grant date fair value. If performance conditions were achieved at the maximum level, the grant date fair value of the PRSUs included in this column for each of the named executive officers would have been as follows: (a) Kors: $2,699,971; (b) Idol: $2,699,971; (c) Parsons: $809,991; (d) Sporn: $449,995 and (e) Russell: $134,999.

(2)

The amounts reported in this column for Messrs. Kors and Idol were earned pursuant to their respective employment agreements. The amounts reported in this column for Messrs. Parsons, Russell and Sporn were earned under our Bonus Plan for the applicable fiscal year. For a more

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detailed discussion of our cash incentive programs, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance Based Compensation—Annual Cash Bonuses.”
(3)	For each of our named executive officers, “All Other Compensation” consists of the payments that are shown in the table below for the applicable fiscal year.
(4)

Reflects a discretionary bonus payable to Messrs. Parsons and Sporn. This bonus payment was paid in fiscal 2011, 2012 and 2013 as part of an award granted in fiscal 2010 that consisted of share options and cash payable over three years.

(5)	Mr. Russell joined the Company in September 2012. His employment with the Company ended on June 13, 2014.
(6)

Pursuant to Mr. Russell’s offer letter, he was entitled to a bonus for Fiscal 2013 equal to 50% of his base salary, pro-rated from September 17, 2012 (the date his employment with the Company commenced).

All Other Compensation

Perquisite	Mr. Kors ($)	Mr. Idol ($)	Mr. Parsons ($)	Mr. Sporn ($)	Mr. Russell ($)

Transportation Benefit(1)
2014	78,874	7,928	—	—	—
2013	85,496	6,795	—	—	—
2012	74,164	11,197	—	—	—

401(k) Company Match
2014	7,650	7,650	7,650	7,650	6,741
2013	7,350	7,350	7,350	7,350	1,313
2012	7,350	7,350	7,350	7,350	—

Company Paid Life Insurance Premiums
2014	23,089	50,000	—	—	—
2013	21,743	50,000	—	—	—
2012	21,501	50,000	—	—	—

Other	—	—	—	—	—

(1)	Represents the value of an automobile and driver provided on behalf of the Company to the named executive officer.

Total Compensation

In accordance with required SEC disclosure rules, the fiscal year compensation shown in the Summary Compensation Table above only includes the grant date fair values of share awards and option awards actually granted in the applicable fiscal year. Thus, our equity grants made in Fiscal 2014 in respect of Fiscal 2013 performance are shown in the Fiscal 2014 line in the Summary Compensation Table (not the Fiscal 2013 line). Similarly, our equity grants made in Fiscal 2015 in respect of Fiscal 2014 performance (see “Compensation Discussion and Analysis—Looking Ahead to Fiscal 2015—Fiscal 2015 Equity Awards” above) are not shown in the Fiscal 2014 line in the Summary Compensation Table (but will appear in the Fiscal 2015 line in next year’s Summary Compensation Table for next year’s named executive

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officers). To supplement the SEC-required disclosures, we have included an additional table below, which shows each named executive officer’s total compensation in Fiscal 2014, Fiscal 2013 and Fiscal 2012, reflecting the grant date fair values of the equity awards in the performance year in respect of which the awards were granted.

Name and Principal Position	Fiscal 2014	Fiscal 2013(1)	Fiscal 2012
Michael Kors Honorary Chairman and Chief Creative Officer	$13,603,256	$13,608,231	$14,269,924

John D. Idol Chairman and Chief Executive Officer	$13,559,220	$13,557,788	$14,235,456

Joseph B. Parsons Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer	$2,839,083	$3,055,450	$2,746,294

Lee S. Sporn Senior Vice President of Business Affairs, General Counsel and Secretary	$1,989,890	$1,931,257	$1,876,829

Britton Russell Senior Vice President, Global Operations	$708,925	$885,371	—

(1)

Amounts reported as total compensation in this column differ substantially from the amounts determined under SEC rules and reported as total compensation in the Summary Compensation Table for Fiscal 2013. This amount is not a substitute for total compensation. For more information on total compensation as calculated under SEC rules, see the narrative disclosure and footnotes accompanying the Summary Compensation Table included in this Proxy Statement.

Fiscal 2014 Grants of Plan-Based Awards

The following table sets forth information on potential payment opportunities in respect of Fiscal 2014 performance under our annual cash incentive programs and equity awards granted during Fiscal 2014 under our Incentive Plan:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stocks or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Share and Option Awards ($)(3)

Michael Kors	Share Options	06/03/2013	—	—	—	—	—	—	—	84,219	62.24	2,093,684

	Restricted Shares	06/03/2013	—	—	—	—	—	—	33,740	—	—	2,099,978

	Performance-Based Restricted Share Units(4)	06/03/2013	—	—	—	14,460	28,920	43,380	—	—	—	1,799,981

53 | MICHAEL KORS	2014 Proxy Statement

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stocks or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Share and Option Awards ($)(3)

	Annual Cash Incentive Plan	—	—	—	5,000,000	—	—	—	—	—	—	—

John D. Idol	Share Options	06/03/2013	—	—	—	—	—	—	—	84,219	62.24	2,093,684

	Restricted Shares	06/03/2013	—	—	—	—	—	—	33,740	—	—	2,099,978

	Performance-Based Restricted Share Units(4)	06/03/2013	—	—	—	14,460	28,920	43,380	—	—	—	1,799,981

	Annual Cash Incentive Plan	—	—	—	5,000,000	—	—	—	—	—	—	—

Joseph B. Parsons	Share Options	06/03/2013	—	—	—	—	—	—	—	25,266	62.24	628,113

	Restricted Shares	06/03/2013	—	—	—	—	—	—	10,122	—	—	629,993

	Performance-Based Restricted Shares(4)	06/03/2013	—	—	—	4,338	8,676	13,014	—	—	—	539,994

	Annual Cash Incentive Plan	—	300,000	450,000	600,000	—	—	—	—	—	—	—

Lee S. Sporn	Share Options	06/03/2013	—	—	—	—	—	—	—	14,036	62.24	348,935

	Restricted Shares	06/03/2013	—	—	—	—	—	—	5,623	—	—	349,976

	Performance-Based Restricted Shares(4)	06/03/2013	—	—	—	2,410	4,820	7,230	—	—	—	299,997

	Annual Cash Incentive Plan	—	250,000	375,000	500,000	—	—	—	—	—	—	—

Britton Russell	Share Options	06/03/2013	—	—	—	—	—	—	—	4,211	62.24	104,685

	Restricted Shares	06/03/2013	—	—	—	—	—	—	1,687	—	—	104,999

	Performance-Based Restricted Share Units(4)	06/03/2013	—	—	—	723	1,446	2,169	—	—	—	89,999

	Annual Cash Incentive Plan	—	87,500	131,250	175,000	—	—	—	—	—	—	—

(1)

Pursuant to their employment agreements, Messrs. Kors and Idol are entitled to an annual bonus equal to 2.5% of our EBITDA for the relevant fiscal year with a maximum bonus opportunity of $5.0 million. For Messrs. Parsons, Russell and Sporn, these columns reflect potential cash bonus amounts for Fiscal 2014, under the Bonus Plan, if performance metrics were attained at varying levels. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance-Based Compensation—Annual Cash Bonuses” for more information regarding bonus

54 | MICHAEL KORS	2014 Proxy Statement

incentive awards. Amounts actually earned for Fiscal 2014 are set forth in the Summary Compensation Table above.
(2)

The share-based awards reflected in this column were granted pursuant to the Incentive Plan and will vest in 25% installments on the four anniversary dates following the grant date, subject to continued employment.

(3)

The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions). These values have been determined based on the assumptions set forth in Note 13 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2014.

(4)

Each PRSU represents a contingent right to receive one ordinary share of the Company only upon achievement of a pre-established cumulative net earnings goal for the performance period (March 31, 2013 to April 2, 2016), subject to the executive officer’s continued employment with the Company through the end of such performance period. The PRSUs will cliff vest on the date on which the Compensation Committee certifies the results for the performance period which in no event shall be later than thirty (30) days following the completion of the audited financials for the fiscal year ended April 2, 2016. The value of the ordinary shares earned with respect to such PRSUs will range from 0-150% of the value of the shares originally subject to the award, depending on actual achievement.

Employment Agreements with our Named Executive Officers

In May 2013, we entered into amended and restated employment agreements with Messrs. Kors, Idol, Parsons and Sporn. These agreements were amended and restated for administrative convenience in order to consolidate the existing agreements and their several amendments and not for the purpose of increasing compensation.

Michael Kors

We entered into an Amended and Restated Employment Agreement with Mr. Michael Kors, our Honorary Chairman and Chief Creative Officer on May 23, 2013. Pursuant to the terms of his employment agreement, Mr. Kors is entitled to continuous employment with the Company through the date of his death or permanent disability at an annual salary of $2.5 million and an annual cash bonus equal to 2.5% of our EBITDA for the relevant fiscal year with a maximum bonus opportunity of $5.0 million. We may pay, but are not required to pay, to Mr. Kors additional compensation in the form of bonuses, fringe benefits or otherwise in such amounts and at such times as the Compensation Committee shall from time to time determine in its sole and absolute discretion. We also provide Mr. Kors with an automobile and driver for transportation for business purposes as provided for in his employment agreement.

Mr. Idol

We entered into an Amended and Restated Employment Agreement with Mr. John D. Idol, our Chairman and Chief Executive Officer, on May 23, 2013. The term of Mr. Idol’s employment agreement extends through March 31, 2015 and will be

55 | MICHAEL KORS	2014 Proxy Statement

automatically renewed for additional one-year terms, unless either party gives advance written notice of non-renewal. Pursuant to his employment agreement, Mr. Idol receives an annual base salary of $2.5 million and an annual cash bonus equal to 2.5% of our EBITDA for the relevant fiscal year with a maximum bonus opportunity of $5.0 million. Mr. Idol is entitled to participate in all Company employee benefit plans, including, without limitation, health and 401(k) plans and we pay the premiums, up to a maximum of $50,000 per annum, for his $5.0 million whole life insurance policy. We also provide Mr. Idol with an automobile and driver for transportation for business purposes as provided for in his employment agreement.

Mr. Parsons

We entered into an Amended and Restated Employment Agreement with Mr. Joseph B. Parsons, our Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer on May 23, 2013. The term of Mr. Parsons’ employment agreement extends through March 31, 2015 and will be automatically renewed for additional one-year terms, unless either party gives advance written notice of non-renewal. Pursuant to his employment agreement, Mr. Parsons receives an annual base salary of $600,000 effective as of June 1, 2013. Mr. Parsons is eligible to receive an annual bonus (in accordance with the terms of our Bonus Plan with incentive levels set at 50% target – 75% stretch – 100% max) and to participate in our other benefit plans and programs, including, without limitation, health and 401(k) plans and equity-based compensation plans.

Mr. Sporn

We entered into an Amended and Restated Employment Agreement with Mr. Lee S. Sporn, our Senior Vice President of Business Affairs, General Counsel and Secretary on May 23, 2013. The term of Mr. Sporn’s employment agreement extends through March 31, 2015 and will be automatically renewed for additional one-year terms, unless either party gives advance written notice of non-renewal. Pursuant to his employment agreement, Mr. Sporn receives an annual base salary of $500,000 effective as of June 1, 2013. Mr. Sporn is also eligible to receive an annual bonus (in accordance with the terms of our Bonus Plan with incentive levels set at 50% target – 75% stretch – 100% max) and to participate in our other benefit plans and programs, including, without limitation, health and 401(k) plans and equity-based compensation plans.

56 | MICHAEL KORS	2014 Proxy Statement

Outstanding Equity Awards at 2014 Fiscal Year End

The following table sets forth unexercised and unvested share options and other share-based awards that were outstanding as of the end of Fiscal 2014 for each named executive officer:

	Option Awards (1)					Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares Not Yet Vested	Market Value of Shares or Units of Shares that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested (#)(2)
Michael Kors	193,799	193,798	—	20.00	12/14/2018	—	—	—	—
	—	84,219	—	62.24	06/03/2020	—	—	—	—
	—	—	—	—	—	117,073	10,858,521	—	—
	—	—	—	—	—	—	—	14,460	1,341,165
John D. Idol	245,713	—	245,713(4)(5)	2.6316	02/18/2020	—	—	—	—
	152,000	—	304,000(4)(6)	5.00	03/25/2021	—	—	—	—
	193,799	193,798	—	20.00	12/14/2018	—	—	—	—
	—	84,219	—	62.24	06/03/2020	—	—	—	—
	—	—	—	—	—	117,073	10,858,521	—	—
	—	—	—	—	—	—	—	14,460	1,341,165
Joseph B. Parsons	152,000	—	304,000(4)(6)	5.00	03/25/2021	—	—	—	—
	22,610	45,219	—	20.00	12/14/2018	—	—	—	—
	—	25,266	—	62.24	06/03/2020	—	—	—	—
	—	—	—	—	—	29,566	2,742,247	—	—
	—	—	—	—	—	—	—	4,338	402,350
Lee S. Sporn	—	—	152,000(4)(6)	5.00	03/25/2021	—	—	—	—
	—	27,454	—	20.00	12/14/2018	—	—	—	—
	—	14,036	—	62.24	06/03/2020	—	—	—	—
	—	—	—	—	—	17,428	1,616,447	—	—
	—	—	—	—	—	—	—	2,410	223,528
Britton Russell	1,682	5,044	—	52.90	10/01/2019	—	—	—	—
	—	4,211	—	62.24	06/03/2020	—	—	—	—
	—	—	—	—	—	3,814	353,749	—	—
	—	—	—	—	—	—	—	723	67,058

(1)

The share options with an exercise price of $2.6316 and $5.00 were granted pursuant to the Option Plan. The share options with an exercise price of $20.00, $52.90 and $62.24 were granted pursuant to the Incentive Plan. The share options granted under the Incentive Plan vest 25% each year on the anniversary of the date of grant, subject to the grantee’s continued employment with the Company through the vesting date. See footnote (4) for the vesting schedule for the share options granted pursuant to the Option Plan.

57 | MICHAEL KORS	2014 Proxy Statement

(2)

The aggregate market or payout value of unvested or unearned shares is based on $92.75, which is the closing price of the Company’s ordinary shares on the New York Stock Exchange on March 28, 2014 (the last business day of Fiscal 2014).

(3)

Each PRSU represents a contingent right to receive one ordinary share of the Company only upon achievement of a pre-established cumulative net earnings goal for the performance period (March 31, 2013 to April 2, 2016), subject to the executive officer’s continued employment with the Company through the end of such performance period. The PRSUs will cliff vest on the date on which the Compensation Committee certifies the results for the performance period which in no event shall be later than thirty (30) days following the completion of the audited financials for the fiscal year ended April 2, 2016. The value of the ordinary shares earned with respect to such PRSUs will range from 0-150% of the value of the shares originally subject to the award, depending on actual achievement. The number of unearned PRSUs reported in this column is based on achieving threshold performance goals, which represents 50% of the shares originally subject to the award, because threshold level performance for the actual measurement period (2013-2016) has not yet been attained.

(4)

The share options vest in full on the option expiration date, if our shareholder net equity has increased by at least 20% per annum during the ten-year period following the date of grant. However, the share options are eligible to vest on an accelerated basis over five years following the date of grant, 20% each year, if pre-established annual performance goals for the applicable year have been met, in each case, subject to continued employment through the vesting date.

(5)	The pre-established annual performance goals for Fiscal 2014 were met and these share options became fully vested and exercisable in May 2014 (which was subsequent to the end of Fiscal 2014).
(6)

The pre-established annual performance goals for Fiscal 2014 were met and one-half of these share options vested in May 2014 (which was subsequent to the end of Fiscal 2014). If the pre-established annual performance goals for the fiscal year ended March 28, 2015 are met, then the remaining one-half of these share options will vest on or about the date the audit of the Company’s financial statements for such fiscal year is completed.

Option Exercises and Shares Vested During Fiscal 2014

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)
Michael Kors	—	—	41,667	3,425,027
John D. Idol	—	—	41,667	3,425,027
Joseph B. Parsons	—	—	9,722	799,148
Lee S. Sporn	89,728	5,352,280	5,903	485,227
Britton Russell	—	—	709	53,778

Potential Payments Upon Termination of Employment or Change in Control

The following summaries and tables describe and quantify the potential payments and benefits that would be payable to our named executive officers in connection with termination of employment and/or change in control. In determining amounts payable, we have assumed in all cases that the termination of employment and/or change in

58 | MICHAEL KORS	2014 Proxy Statement

control occurred on March 29, 2014. The amounts that would actually be paid to our executive officers upon a termination of employment will depend on the circumstances and timing of termination or change in control.

Severance Benefits

Michael Kors

Mr. Kors’ employment agreement continues until it is terminated in accordance with its terms.

Mr. Kors may not be terminated by us other than for “cause” and any termination by us other than for cause will not result in any severance benefits payable to him but could result in a claim by him for breach of contract. If Mr. Kors terminates his employment without our consent (and other than due to death or permanent disability or due to our breach of his employment agreement), he has agreed for the remainder of his lifetime to be an independent and exclusive design consultant for us for an annual fee of $1.0 million and not to compete with us. In the event that Mr. Kors dies or becomes permanently disabled, Mr. Kors or his estate (as applicable) is entitled to a pro rata portion of his bonus that would have payable to Mr. Kors in respect of such fiscal year. Assuming a termination due to death or disability on March 29, 2014, Mr. Kors would have received his maximum bonus opportunity ($5,000,000) for Fiscal 2014.

As described in more detail below, notwithstanding the fact that we do not have a right to terminate Mr. Kors’ employment pursuant to his employment agreement other than for cause, the share options, and other share-based awards granted to Mr. Kors pursuant to the Incentive Plan will become 100% vested in connection with any termination by us without “cause” or by the executive for “good reason” (each as defined in Incentive Plan) that occurs within 24 months following a “change in control,” and assuming such termination were to have occurred on March 29, 2014, the value of the accelerated vesting of his unvested share options and other share-based awards (assuming the PRSUs are earned at the target level of 100% of the shares originally subject to the award) would have been $16,668,326 and $13,540,851, respectively.

If Mr. Kors’ employment is terminated for cause, we have the option to purchase for book value all of the ordinary shares and/or other equity interests of the Company held by Mr. Kors. Cause is defined in his employment agreement as Mr. Kors’:

•	material breach of any material provision of his employment agreement that is not cured within 30 days of receiving notice of such breach;
•	conviction for fraud or criminal conduct adversely affecting the Company; or
•	commission of any willful, reckless or grossly negligent act which has a material adverse effect on the Company or its products, trademarks or goodwill or reputation.

59 | MICHAEL KORS	2014 Proxy Statement

Mr. Kors is obligated to maintain the confidentiality of our proprietary information and has agreed that all trademarks, designs, copyrights and other intellectual property created by or at his direction in the course of his employment are the property of, and are exclusively owned by, us. His employment agreement further provides that he will have creative and aesthetic control over the products produced and sold under the MICHAEL KORS trademarks and related marks, including exclusive control of the design of such products (so long as the exercise of such control is commercially reasonable). Without our prior written consent, Mr. Kors is prohibited from rendering services to or for any other persons (whether or not for compensation) or to engage in any activity that competes with our business (except for charitable activities not inconsistent with the intent of his employment agreement and literary, theatrical and artistic activities that we determine would not be detrimental to our trademarks). We have agreed that we will not enter into any new line of business without Mr. Kors’ consent, if he reasonably determines that such line of business is detrimental to our trademarks.

John D. Idol

Mr. Idol’s employment agreement continues until it is terminated in accordance with its terms. Mr. Idol’s employment with the Company will terminate upon a change of control (defined as the purchase or acquisition by any person, entity or group of affiliated persons or entities of more than 50% of the combined voting power of the outstanding shares of Michael Kors Holdings Limited (“MKHL”) or all or substantially all of MKHL’s assets).

If Mr. Idol’s employment is terminated by us without “cause” or by him for “good reason,” he will be entitled to receive severance pay equal to two times the sum of his then current base salary and the annual bonus paid or payable to him with respect to the Company’s last full fiscal year, payable in a single lump sum within 30 days following the date of termination and payment of any accrued benefits including earned but unpaid base salary and reimbursement of any reimbursable expenses incurred prior to the termination date.

Good reason is defined in Mr. Idol’s employment agreement as:

•	the assignment duties or responsibilities that are inconsistent in any material respect with the scope of the duties or responsibilities of his title or position;
•	the Company fails to perform substantially any material term of the employment agreement and such failure, if curable, is not cured within 60 days after the Company receives notice of the breach;
•	Mr. Idol’s office is relocated more than 50 miles from his then-current office;
•	the employment agreement is not assumed by any successor-entity to the Company;
•	Mr. Idol’s duties or responsibilities are significantly reduced (and such reduction is not initiated or recommended by Mr. Idol);

60 | MICHAEL KORS	2014 Proxy Statement

•	Mr. Idol is involuntarily removed from the Board (other than in connection with a termination for cause, voluntary termination without good reason, death or total disability); or
•

subject to the terms of the employment agreement, the Board is managing the day-to-day operations of the Company and, after receipt of written notice from Mr. Idol and sufficient time to cease such involvement, the Board continues to do so.

Cause is defined in Mr. Idol’s employment agreement as Mr. Idol’s:

•	gross negligence, willful misconduct or dishonesty in performing his duties;
•	conviction of a felony (other than a felony involving a traffic violation);
•	commission of a felony involving fraud or other business crime against the Company or any of its subsidiaries; or
•	breach of the no-hire, confidentiality or non-compete covenants contained in his employment agreement if such breach, if curable, is not cured within 30 days after written notice of such breach.

During the term of Mr. Idol’s employment, we have agreed to use best efforts to cause Mr. Idol to be elected or appointed, as the case may be, to the Board, provided, that upon termination of Mr. Idol’s employment for any reason, he has agreed that he will immediately resign from the Board.

Mr. Idol is obligated to maintain the confidentiality of our proprietary information and has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company. For two years after termination of his employment, Mr. Idol has agreed not to hire any person who was employed or retained by the Company or any of its parents, subsidiaries or affiliates within the one-year period immediately preceding such employment or retention.

Joseph B. Parsons

Mr. Parsons’ employment agreement continues until it is terminated in accordance with its terms.

If Mr. Parsons’ employment is terminated by us without “cause” or by Mr. Parsons for “good reason,” he will be entitled to receive severance pay equal to the sum of his then current base salary plus the bonus paid to him by us for the most recent fiscal year, payable in equal installments over a one year period consistent with our payroll practice, subject to offset for any compensation and benefits that he receives from other employment during the severance period and his execution of a release of claims.

Good reason is defined in Mr. Parsons’ employment agreement as:

•	a material breach by the Company of its obligations under the employment agreement that is not cured within 30 days following notice of such breach; or

61 | MICHAEL KORS	2014 Proxy Statement

•	a material diminution during the term of Mr. Parsons’ title, duties or responsibilities.

Cause is defined in Mr. Parsons’ employment agreement as Mr. Parsons’:

•	material breach of his obligations under his employment agreement that is not cured within 30 days following notice of such breach;
•	refusal to perform his duties under his employment agreement for at least five days following notice from the Company;
•

commission of a fraud or theft against the Company or any of its affiliates or licensees or his conviction for the commission of, or aiding or abetting, a felony or of a fraud or a crime involving moral turpitude or a business crime; or

•

possession or use of illegal drugs or prohibited substances, the excessive drinking of alcoholic beverages on a recurring basis which impairs his ability to perform his duties under his employment agreement, or the appearance during hours of employment on a recurring basis of being under the influence of such drugs, substances or alcohol.

Mr. Parsons is obligated to maintain the confidentiality of our proprietary information and has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company. Mr. Parsons has also agreed not to compete with us for one year after the termination of his employment and has agreed not to hire, for a two-year period following the termination of his employment, any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.

Lee S. Sporn

Mr. Sporn’s employment agreement continues until it is terminated in accordance with its terms.

If Mr. Sporn’s employment is terminated by us without “cause” or by Mr. Sporn with “good reason,” he will be entitled to receive severance pay equal to the sum of his then current base salary plus the bonus paid to him by us for the most recent fiscal year, payable in equal installments over a one year period consistent with our payroll practice, subject to offset for any compensation and benefits that he receives from other employment during the severance period and his execution of a release of claims.

Good reason is defined in Mr. Sporn’s employment agreement as:

•	a material breach by the Company of its obligations under the employment agreement that is not cured within 30 days following notice of such breach; or
•	a material diminution during the term of Mr. Sporn’s title or authority.

62 | MICHAEL KORS	2014 Proxy Statement

Cause is defined in Mr. Sporn’s employment agreement as Mr. Sporn’s:

•

continuous or substantial dereliction of duties, or a material failure to promptly follow the written direction of the CEO, in either case, that continues for at least 30 days following written notice from the Company;

•	dishonesty, fraud or breach of fiduciary duty with respect to the Company or his duties;
•	gross negligence in the performance of his duties;
•	willful misconduct with regard to the Company, its business, assets or employees;
•

commission of a fraud or theft against the Company or his conviction for, or pleading nolo contender to, the commission of, or aiding or abetting, a crime involving fraud, dishonesty or moral turpitude; or

•

any other material breach of the terms of his employment agreement or the Company’s policies as in effect from time to time that he has failed to cure within 30 days following notice of such breach. For purposes of the definition of “cause,” the Company includes our affiliates and licensees.

Mr. Sporn is obligated to maintain the confidentiality of our proprietary information and has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company, and he has agreed that during the term of his employment and thereafter, he will not disparage the Company or any of its affiliates or licensees. Mr. Sporn has also agreed not to hire, for a two-year period following the termination of his employment, any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.

Britton Russell

As previously reported in May 2014, we entered into a Separation and Release Agreement with Mr. Russell. Pursuant to the terms of that agreement, Mr. Russell is entitled to receive continuation of his base salary of $350,000 per annum and benefits for a six month period following his separation date (which was June 13, 2014).

Mr. Russell is obligated to maintain the confidentiality of our proprietary information, and has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company. Mr. Russell has also agreed not to hire, for a two-year period following the termination of his employment, any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.

Change in Control Benefits

We do not provide our named executive officers with any single-trigger change in control payments or benefits unless in the event of a change in control, the successor corporation does not assume the awards issued under the Incentive Plan. If a change

63 | MICHAEL KORS	2014 Proxy Statement

in control were to have occurred on March 29, 2014, and none of our named executive officers were terminated, there would have been no payments due to our named executive officers under any of our plans. Each named executive officer’s share options and other share-based awards granted pursuant to the Incentive Plan will become 100% vested in connection with any termination by us without “cause” or by the executive for “good reason” (each as defined in the Incentive Plan) that occurs within 24 months following a “change in control.” A change in control is generally defined as:

•	during any 24-month period, the individuals serving on the Board cease to comprise a majority of the Board;
•	the acquisition by a third party of securities representing 30% or more of the voting power of the Company;
•

the consummation of a merger, consolidation, or similar corporate transaction that requires approval of the Company’s shareholders, unless (x) more than 50% of the voting power is retained by the holders of the voting securities immediately prior to the transaction, (y) no person acquires securities of the Company representing more than 30% of the total voting power of the Company, and (z) at least a majority of the directors on the Board were the same as those serving immediately prior to the transaction; or

•	the shareholders of the Company approve a complete liquidation of the Company or sale of substantially all of the assets of the Company.

No named executive officer has any right to receive a “gross up” for any excise tax imposed by Section 4999 of the U.S. Internal Revenue Code (the “Code”), or any other U.S. federal, state and local income tax.

Treatment of Long-Term Incentives Upon Termination or Change in Control

In general, the share options and other share-based awards granted to our named executive officers are treated as follows in the event of termination or change in control:

Reason for Termination	Impact on Equity Awards
Voluntary by Executive (without Good Reason and No Grounds for Company to Terminate for Cause)

Unvested share options, restricted shares and PRSUs are forfeited

Vested share options are exercisable for 90 days following termination (under the Option Plan) or 30 days following termination (under the Incentive Plan)

64 | MICHAEL KORS	2014 Proxy Statement

Reason for Termination	Impact on Equity Awards
By Company without Cause/By Executive with Good Reason

Unvested share options, restricted shares and PRSUs are forfeited unless such event occurs after the completion of nine months of the then current fiscal year, in which case, unvested share options issued under the Option Plan that have an opportunity to vest at such year-end shall vest pro-rata to the extent the performance condition is met

Vested share options are exercisable for 90 days following termination

By Company for Cause	Vested and unvested options are forfeited and unvested restricted shares and PRSUs are forfeited

Death or Disability

Unvested share options, restricted shares and PRSUs are forfeited unless such event occurs after the completion of nine months of the then current fiscal year, in which case, unvested share options issued under the Option Plan that have an opportunity to vest at such year-end shall vest pro-rata to the extent the performance condition is met

Vested share options are exercisable by executive or beneficiary (as applicable) for one year following death or disability

Termination on (or within 24 months of) Change in Control by Company without Cause or by Executive for Good Reason

Vesting of unvested share options issued under the Incentive Plan will be accelerated and remain fully exercisable for a two-year period (or, if earlier, the expiration date set forth in the applicable award agreement)

Unvested restricted shares will fully vest and all restrictions, limitations and conditions will lapse

Unvested PRSUs will be earned and payable based on achievement of performance goals or based on target performance and all restrictions, limitations and conditions will lapse

65 | MICHAEL KORS	2014 Proxy Statement

Reason for Termination	Impact on Equity Awards

Change in Control without Termination

There is no single-trigger accelerated vesting of any awards issued under the Option Plan or the Incentive Plan to date, except for single trigger vesting of awards under the Incentive Plan if the successor corporation does not assume awards

Potential Payments Upon Termination of Employment and Change in Control Table

The Potential Payments Upon Termination of Employment and Change in Control Table sets forth the estimated payments and benefits that would be due to each of the named executive officers in the event of the termination of employment or change in control of the Company as of March 29, 2014 (the last day of Fiscal 2014). These estimates are merely illustrative of the impact of hypothetical events, based on the terms of arrangements then in effect. The amounts to be payable upon an actual termination of employment can only be determined at the time of such event, based on the facts and circumstances then prevailing. The amounts shown below assume that there is no performance vesting of prior share options granted under the Option Plan in the absence of a change in control in the year of termination.

Regardless of the reason for a named executive officer’s termination of employment, he may be entitled to receive certain other amounts or accrued benefits, including unused vacation pay, any vested balance in his 401(k) plan and the ability to convert his individual life insurance.

Mr. Kors has been omitted from this table because Mr. Kors may not be terminated by us other than for “cause” and any termination by us other than for cause will not result in any severance benefits payable to him but could result in a claim by him for breach of contract. Please see the discussion above under “—Severance Benefits—Michael Kors” and under “—Treatment of Long-Term Incentives Upon Termination or Change in Control” for the estimated amounts that would be payable to him in certain termination scenarios.

Name	Benefit	By the Company Without Cause/By the Executive for Good Reason ($)	Termination By the Company Without Cause/By the Executive for Good Reason on or within 24 months following a Change in Control ($)
John D. Idol	Cash Severance	15,000,000(1)	15,000,000(1)
	Share Options	0	65,487,580(2)
	Restricted Shares/Units	0	13,540,851(3)
	Total	15,000,000	94,028,430

Joseph B. Parsons	Cash Severance	1,100,000(4)	1,100,000(4)
	Share Options	0	30,736,548(2)
	Restricted Shares/Units	0	3,546,946(3)
	Total	1,100,000	35,383,493

66 | MICHAEL KORS	2014 Proxy Statement

Name	Benefit	By the Company Without Cause/By the Executive for Good Reason ($)	Termination By the Company Without Cause/By the Executive for Good Reason on or within 24 months following a Change in Control ($)
Lee S. Sporn	Cash Severance	900,000(4)	900,000(4)
	Share Options	0	15,763,517(2)
	Restricted Shares/Units	0	2,063,502(3)
	Total	900,000	18,727,019

Britton Russell	Cash Severance	0(5)	0(5)
	Share Options	0	329,481(2)
	Restricted Shares/Units	0	487,865(3)
	Total	0	817,346

(1)

Reflects severance pay equal to two times the sum of his then current base salary and the annual bonus paid or payable to him with respect to the Company’s last full fiscal year (Fiscal 2013), payable in a single lump sum within 30 days following the date of termination.

(2)

Represents the value of unvested share options that will become fully vested and exercisable upon a termination by the Company without “cause” or by the named executive officer for “good reason” within 24 months following a change in control, pursuant to the terms of the Option Plan and the Incentive Plan, as applicable.

(3)

Represents the value of unvested restricted shares and unearned PRSUs that will become fully vested or earned upon a termination by the Company without “cause” or by the named executive officer for “good reason” within 24 months following a change in control, pursuant to the terms of the Incentive Plan. The payout for unearned PRSUs reflected in this row is based on achieving target performance goals and represents the market value as of the last trading day of Fiscal 2014 of 100% of the shares originally subject to the award.

(4)

Reflects severance pay equal to the sum of his then current base salary plus the bonus paid to him by us for the last full fiscal year (Fiscal 2013), payable in equal installments over a one year period consistent with our payroll practice.

(5)

Mr. Russell would not have been entitled to any severance pay if he was terminated at the end of Fiscal 2014 because he did not have any contractual severance right at that time. As previously disclosed in May 2014, the Company entered into a Separation and Release Agreement with Mr. Russell. Pursuant to that agreement, Mr. Russell’s cash severance payment is equal to $175,000 (which represents six months of his then current base salary) payable in equal installments consistent with our payroll practice.

67 | MICHAEL KORS	2014 Proxy Statement

DIRECTOR COMPENSATION

Director Compensation Generally

Directors who are employees receive no additional compensation for their services as directors. Non-employee directors receive annual cash compensation comprised of an annual retainer and fees for each meeting attended. For Fiscal 2014, annual cash compensation for our non-employee directors was as follows:

Annual Retainer	$60,000
Additional Retainers
Audit Committee Chair	$25,000
Compensation Committee Chair	$20,000
Governance and Nominating Committee Chair	$20,000
Meeting Attendance	$1,500 per meeting

In addition to the annual cash fees set forth in the table above, each non-employee director is entitled to receive an annual grant of restricted share units under our Incentive Plan with a fair value at the time of grant equal to $150,000, which cliff vests on the one year anniversary of the date of grant. Non-employee directors may defer settlement of the restricted share units beyond the vesting date in accordance with Section 409A of the Internal Revenue Code. Our annual equity grants to non-employee directors are made on the date of the annual meeting of shareholders. Any non-employee director appointed to our Board subsequent to the date of the annual meeting of shareholders shall be issued, on the date of such appointment, a pro rata portion of the $150,000 annual grant based on the time between the director’s date of appointment and the next annual meeting of shareholders.

We reimburse our non-employee directors for reasonable travel and other related expenses to attend Board and committee meetings. Non-employee directors (like all of our eligible full-time employees) are also provided with a merchandise discount on our products.

Director Compensation Table

The following table sets forth the amount of compensation earned by each of our non-employee directors for service on our Board during Fiscal 2014:

Name	Fees Earned or Paid in Cash ($)	Share Awards ($)(1)	Total ($)
M. William Benedetto	91,000	150,000	241,000

Judy Gibbons	66,000	150,000	216,000
Ann McLaughlin Korologos	86,000	150,000	236,000
Stephen F. Reitman	86,000	150,000	236,000
Jean Tomlin	66,000	150,000	216,000

(1)	The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as

68 | MICHAEL KORS	2014 Proxy Statement

issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions). These values have been determined based on the assumptions set forth in Note 13 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2014. These restricted share units vest on the first anniversary of the date of grant (August 1, 2014). Settlement of the restricted share units held by Messrs. Benedetto and Reitman and Ms. Gibbons have been deferred until August 1, 2016 (or if earlier, the date of the director’s separation from service within the meaning of Section 409A of the Internal Revenue Code). As of the last day of Fiscal 2014, the number of restricted share units held by each independent director was as follows: M. William Benedetto, 14,086; Judy Gibbons, 4,160; Ann McLaughlin Korologos, 2,185; Stephen F. Reitman, 14,086; and Jean Tomlin, 2,185.

Director Share Ownership Guidelines

In connection with our IPO, we established share ownership guidelines for our non-employee directors, which provide that each non-employee director must attain ownership of an amount of shares equal to at least five times his/her annual cash retainer within five years from the later of implementation of the share ownership guidelines or the date such non-employee director is appointed to the Board.

69 | MICHAEL KORS	2014 Proxy Statement

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

In compliance with Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are submitting to our shareholders for approval a non-binding resolution to ratify named executive officer compensation, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. This proposal gives our shareholders the opportunity to vote to approve, on a non-binding advisory basis, our executive pay program and policies through the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in the Proxy Statement for the 2014 Annual Meeting of Shareholders.”

On August 1, 2013, at the 2013 Annual Meeting of Shareholders, our say on pay proposal passed with approximately 93.2% of the votes cast in favor of our executive compensation program, which indicated that our shareholders were supportive of our compensation design and philosophy. Specifically, as described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to pay for performance. This philosophy aligns the interests of our executives and our shareholders, motivates our executives to achieve excellent results for us and rewards them for their outstanding execution of our key growth strategies and attainment of our financial goals.

We believe that Messrs. Kors and Idol, together with our other named executive officers, have built a highly successful global luxury lifestyle brand. Specifically, Michael Kors is our founder and a renowned, award-winning designer who has provided design leadership and vision to our Company since launching his namesake brand over 30 years ago. We believe we have a unique advantage with Mr. Kors that many of our competitors lack. He is instrumental to our design, marketing and publicity strategy and is closely identified with both the brand that bears his name and our Company in general. In addition, Mr. Idol has been our CEO for over 10 years and has over 30 years of experience in our industry. Mr. Idol’s management, direction and leadership have been critical to our exceptional sales momentum and growth. He has successfully orchestrated the expansion of our business beyond apparel and into accessories (including handbags, small leather goods, eyewear, jewelry and watches) and footwear, which together now account for a majority of our wholesale and retail sales. He was also instrumental in implementing our strategically controlled global

70 | MICHAEL KORS	2014 Proxy Statement

distribution network focused on Company-operated retail stores, leading department and specialty stores and select licensing partners. We believe that the contributions of our named executive officers were a critical component of our exceptional financial performance in Fiscal 2014.

We look forward to receiving your continued support for our compensation programs.

Vote Required and Board Recommendation

Approval of the above resolution requires the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and are voted, as well as the presence of a quorum representing a majority of all of our outstanding ordinary shares, either in person or by proxy. The vote is advisory and non-binding in nature, but our Compensation Committee and our Board will take into account the outcome of the vote when considering future executive compensation arrangements, to the extent they can determine the cause or causes of any significant negative voting results. In accordance with the results of last year’s shareholder advisory vote on the frequency of future advisory votes on the Company’s executive compensation, the Board of Directors determined to implement an annual non-binding advisory vote on executive compensation. Therefore, the Company’s shareholders will again be presented with a proposal to vote, on a non-binding advisory basis, on the Company’s executive compensation at the Company’s 2015 Annual Meeting of Shareholders.

Our Board of Directors unanimously recommends a vote “FOR” approval of the advisory resolution on executive compensation.

71 | MICHAEL KORS	2014 Proxy Statement

PROPOSALS OF SHAREHOLDERS FOR THE 2015 ANNUAL MEETING

We currently intend to hold our 2015 Annual Meeting of Shareholders in July 2015. Shareholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2015 Annual Meeting of Shareholders must submit the proposal to us at our principal executive offices, addressed to our Corporate Secretary, no later than February 17, 2015. Assuming that the 2015 Annual Meeting of Shareholders is held no more than 30 days before, and no more than 70 days after, the anniversary date of the 2014 Annual Meeting, shareholders who intend to present a proposal at the 2015 Annual Meeting of Shareholders without inclusion of such proposal in our proxy materials or who intend to nominate a director are required to provide us notice of such proposal or nomination no later than May 2, 2015 or earlier than April 2, 2015. In the event that the date of the 2015 Annual Meeting of Shareholders is more than 30 days before, or more than 70 days after, such anniversary date, notice of any such proposal or director nomination must be provided to us no later than the later of the 90th day prior to the date of the 2015 Annual Meeting of Shareholders or the tenth day following the first public announcement of the date of the meeting and no earlier than the close of business on the 120th day prior to the date of the 2015 Annual Meeting of Shareholders. Additionally, shareholders must comply with other applicable requirements contained in Regulations 99, 100 and 101 of our Memorandum. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements contained in our Memorandum and applicable laws.

OTHER MATTERS

Our Board of Directors has no knowledge of any other matters to be presented at the Annual Meeting other than those described herein. If any other business properly comes before the shareholders at the Annual Meeting, however, it is intended that the proxy holders will vote on such matters in accordance with their discretion.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended March 29, 2014, as filed with the SEC (including with exhibits if requested), will be sent to any shareholder, without charge, upon oral or written request addressed to the Corporate Secretary of the Company at the Company’s principal executive office or by electronically submitting the Information Request form located on the Investor Relations page of the Company’s website at www.michaelkors.com. You also may obtain our Annual Report on Form 10-K over the Internet at the SEC’s website, www.sec.gov, or on the Investor Relations page of our website.

72 | MICHAEL KORS	2014 Proxy Statement

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement and the other proxy materials provided herewith contain forward-looking statements. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations, including descriptions of its business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. The forward-looking statements contained in this Proxy Statement and the other proxy materials provided herewith are based on assumptions that the Company has made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors are more fully discussed in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2014 (File No. 001-35368), filed on May 28, 2014 with the SEC.

YOUR VOTE IS IMPORTANT. OUR BOARD OF DIRECTORS URGES YOU TO VOTE VIA INTERNET, TELEPHONE OR BY MARKING, DATING, SIGNING AND RETURNING A PROXY CARD.

By Order of the Board of Directors,

John D. Idol
Chairman & Chief Executive Officer

Tsim Sha Tsui, Kowloon, Hong Kong

June 17, 2014

73 | MICHAEL KORS	2014 Proxy Statement

MICHAEL KORS HOLDINGS LIMITED C/O MICHAEL KORS LIMITED UNIT 1902, 19/F, TOWER 6 THE GATEWAY, HARBOUR CITY TSIM SHA TSUI, KOWLOON, HONG KONG

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M76090-P53317                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MICHAEL KORS HOLDINGS LIMITED
The Board of Directors recommends you vote
FOR the following proposals:
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	John D. Idol	☐	☐	☐
	1b.	Silas K.F. Chou	☐	☐	☐
	1c.	Ann McLaughlin Korologos	☐	☐	☐
								For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 28, 2015.							☐	☐	☐
3.	To approve, on a non-binding advisory basis, executive compensation.							☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M76091-P53317

MICHAEL KORS HOLDINGS LIMITED

Annual Meeting of Shareholders

July 31, 2014 1:00 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) John D. Idol, Joseph B. Parsons and Lee S. Sporn and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Ordinary Shares of MICHAEL KORS HOLDINGS LIMITED that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 PM, local time, on July 31, 2014, at Tucker’s Point, Verdmont Room, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side